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                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of May 23, 1997, by and among KII ACQUISITION CORP., or its permitted assigns ("Buyer"), and Kleinert Industrie Holding AG, a Swiss corporation ("Seller"), and Kleinert Industries, Inc., a California corporation (the "Company").

                                    RECITALS

                  A. Seller owns all of the issued and outstanding shares of common stock (the "Company Shares") of the Company.

                  B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Company Shares for the consideration and on the terms and conditions set forth in this Agreement.

                              TERMS AND CONDITIONS

                  NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  1. Sale and Purchase of the Company Shares.

                           1.1 Agreement to Sell. Upon the terms and subject to
all of the conditions contained herein, Seller hereby agrees to sell, assign, transfer and deliver to Buyer on the Closing Date (as defined in Section 2.4 hereof), and Buyer hereby agrees to purchase and accept from Seller on the Closing Date, the Company Shares.

                  2. Purchase Price and Payment Thereof.

                           2.1 Purchase Price. The aggregate purchase price for
the Company Shares being purchased pursuant to Section 1.1 shall be US$26,500,000 less the aggregate of the outstanding principal balance and accrued but unpaid interest due on the Closing Date in respect of each of (i) that certain Note Secured by Deed of Trust dated September 6, 1991, in the original principal amount of US$2,850,000, by Paragon Precision Products, Inc., as Maker, in favor of Farm Bureau Life Insurance Company (the "Mortgage") (ii) that certain Promissory Note dated October 29, 1990, in the original principal amount of US$10,000,000, by the Company in favor of Credit Suisse (the "Unsecured Note"), and (iii) US$4,300,000, plus the outstanding balance in excess of US$4,600,000 of that certain Business Loan Agreement, dated as of October 27, 1995, as amended to date, between Bandy, Paragon, GIL and SEAL (each as defined below in Section 3.2), as Borrowers, and Bank of America National Trust and Savings Association, relating to a revolving line of credit commitment in the maximum principal amount of US$6,550,000 (the "Line of Credit"); (such net amount, the "Purchase Price").

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                           2.2 Payment of Purchase Price. At the Closing (as
defined in Section 2.4 hereof), as payment of the Purchase Price, Buyer shall:

                                    (a) execute and deliver to Seller the Note
(as defined in Section 9.1 hereof) in the principal amount of US$1,750,000;

                                    (b) transfer and deliver the remaining
balance of the Purchase Price to Seller in cash, by wire transfer in immediately available funds to such account as shall be specified by Seller.

                           2.3 Delivery of the Company Shares. At the Closing,
Seller shall deliver or cause to be delivered to Buyer stock certificates for the Company Shares duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

                           2.4 Closing Date. The closing ("Closing") of the
transactions contemplated by this Agreement shall take place at the offices of Brown Raysman Millstein Felder & Steiner LLP, 120 West 45th Street, New York, New York, on June 30, 1997, subject to extension pursuant to Section 7.1.12 hereof or at such other date, time and/or place as may hereafter be agreed upon in writing by all of the parties hereto (the "Closing Date").

                  3. Representations and Warranties of Seller and the Company.

                           3.1 Representations and Warranties of the Seller.
Seller represents and warrants the following to Buyer, subject to exceptions and other disclosures to be set forth in the various schedules referred to below. The phrases "to the knowledge of," "known by" and phrases of similar import, when applied to Seller, shall mean only that any of (i)Robert Bodmer, Chairman of Seller, and (ii) Hans Notter, member of the board of Seller (neither of whom shall have any personal liability to Buyer in connection with this Agreement) is actually aware of such fact or other matter or should have been aware of such fact or matter, whether through appropriate internal investigation or inquiry or otherwise.

                                    3.1.1 Authority. Seller has full corporate
power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being and has been conducted. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms. Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance hereof has been authorized and ratified by the Board of Directors of Seller.

                                    3.1.2 Organization and Good Standing of
Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of Switzerland.

                                    3.1.3 Title to the Company Shares. Seller
owns beneficially and of record, free and clear of any lien, claim, right,

charge, security interest, option or other encumbrance, and has full power and authority to convey free and clear of any lien, claim, right, charge, security interest option or other encumbrance, the Company Shares, and, upon

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delivery of any payment for such Company Shares as herein provided, Seller will convey to Buyer good and valid title thereto, free and clear of any lien or other encumbrance.

                                    3.1.4 No Brokerage or Finder's Fees. Seller
has not incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement other than to Coopers & Lybrand Securities LLC, the fees of which will be the sole responsibility of Seller.

                                    3.1.5 No Violation. Except as set forth in
Schedule 3.1.5, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly: (a) contravene, conflict with or result (with or without notice or lapse of time) in a violation of (i) any of the provisions of the current charter documents of Seller or (ii) any resolution adopted by the Board of Directors or shareholders of Seller; (b) contravene, conflict with or result (with or without notice or lapse of time) in a violation of any federal, state, local, municipal, foreign or other law, statute, ordinance, rule, regulation, directive or other legal requirement or any order, judgment, injunction, ruling, decision, writ or sentence rendered by any court, agency or other governmental body to which Seller, or any of the assets owned or used by Seller including the Company Shares, may be subject which would restrict or prohibit Seller from performing its obligations hereunder; (c) contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of, or give any person or entity the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any contract, mortgage, license, permit or authorization to which Seller is a party or under which the Seller has any rights, or by which Seller, or any of the assets owned or used by Seller may be bound, which would in turn restrict or prohibit Seller from performing its obligations hereunder; or (d) result (with or without notice or lapse of time) in the imposition or creation of any security interest, lien or other encumbrance upon, or with respect to, any of the assets owned or used by Seller which would in turn restrict or prohibit Seller from performing its obligations hereunder.

                                    3.1.6 Third Party Consents. No consent,
approval or other action of any third party, including any Swiss court or other Swiss governmental authority, is required to be obtained by Seller in connection with the transactions contemplated in this Agreement except as set forth in
Schedule 3.1.6 attached hereto.

                                    3.1.7 No Litigation. Except as set forth in
Schedule 3.1.7 attached hereto, (i) there are no legal, administrative, arbitration or other proceedings, or claims, actions, disputes or investigations, pending or, to the knowledge of Seller, threatened against Seller or affecting Seller's, the Company's or any Subsidiary's businesses, operations or properties which would restrict or prohibit Seller from performing its obligations hereunder; and (iii) none of the Seller, the Company nor any Subsidiary is subject to any judgment, order or decree entered in any lawsuit or proceeding which would restrict or prohibit Seller from performing its obligations hereunder.

                           3.2 Representations and Warranties of the Company.
The Company and each Subsidiary (as defined in Section 3.2.24) represents and warrants the following to Buyer, subject to exceptions and other disclosures to be set forth in the various schedules

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referred below. The phrases "to the knowledge of," "known by" and phrases of similar import, when applied to the Company, shall mean only that any of (i) Bradley C. Call, Chairman, CEO and President of the Company and President, Bandy Machining International ("Bandy"), (ii) Julius E. Hodge, Chief Financial Officer and Corporate Controller of the Company, (iii) Lawrence R. Smith, President, Paragon Precision Products, Inc. ("Paragon"), (iv) John Barriatua, President, General Inspection Laboratories, Inc. ("GIL"), and (v) Roland H. Marti, President, Scanning Electron Analysis Laboratories, Inc. ("SEAL") (none of whom shall have any personal liability to Buyer in connection with this Agreement) is actually aware of such fact or other matter or should have been aware of such fact or matter, whether through appropriate internal investigation or inquiry or otherwise.

                                    3.2.1 Authority. The Company and each
Subsidiary has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being and has been conducted. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, and (ii) the Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. The Company has delivered to Buyer true and correct copies of (i) its Articles of Incorporation, (ii) its Bylaws and (iii) resolution of its Board of Directors and its shareholder authorizing all the transactions contemplated by this Agreement.

                                    3.2.2 Organization and Good Standing of the
Company and Subsidiaries.

                                             (a) The Company. The Company is a
corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction set forth on Schedule 3.2.2(a), which are the only jurisdictions in which the Company owns or leases real property or conducts business, and in all other jurisdictions where such qualification or authorization is otherwise required by law and in which the failure so to qualify or be authorized could have a material adverse effect on the business or properties of the Company. The Company has all requisite power and authority to own and operate its assets and properties and carry on its business as and where such is now being conducted.

                                             (b) The Subsidiaries. Each
Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction set forth on Schedule 3.2.2(b), which are the only jurisdictions in which such Subsidiary owns or leases real property or conducts business, and in all other jurisdictions where such qualification or authorization is otherwise required by law and in which the failure so to qualify or be authorized could have a material adverse effect on the business or properties of such Subsidiary. Each Subsidiary has all requisite power and authority to own and operate its respective assets and properties and carry on its respective business as and where such is now being conducted.

                                    3.2.3 Outstanding Stock of the Company and
the Subsidiaries.

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                                             (a) The Company. The Company is
authorized to issue 1,000,000 shares of common stock, of which 10,000 shares are issued and outstanding, all of which outstanding Company Shares are owned directly by Seller. No other class of capital stock of the Company is authorized or outstanding. All of the Company Shares are duly authorized and are validly issued, fully paid and nonassessable.

                                             (b) The Subsidiaries. The number of
shares of common stock, the par values of such shares, and the number of shares which are issued and outstanding for each Subsidiary are set forth on Schedule 3.2.3(b). All of the outstanding shares of each Subsidiary are owned by the Company. No other class of capital stock of any Subsidiary is authorized or outstanding. All of the shares of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable.

                                    3.2.4 Options or Other Rights in Stock of
the Company. There are no outstanding rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options, conversion rights, commitments or other agreements of any kind to purchase or otherwise to receive from the Company any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock of the Company or any Subsidiary, including the Company Shares or any other security of the Company or any Subsidiary, and there is no outstanding security of any kind convertible into such capital stock, including the Company Shares.

                                    3.2.5 Title to Assets of the Company. Except
as set forth in Schedule 3.2.5 attached hereto, and without limiting the representations and warranties set forth in Section 3.2.15 or elsewhere herein, the Company and each Subsidiary has title to all of its assets (other than Real Property as defined in Section 3.2.15), including, without limitation, all assets shown on the Unaudited Balance Sheet (as defined in Section 3.2.6(a)) or the Balance Sheet (as defined in Section 3.2.6(a)), free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities, claims under bailment and storage agreements, charges and restrictions other than (i) liens, if any, for personal property taxes and assessments not yet due and payable, or
(ii) inventories sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice.

                                    3.2.6 The Company's Financial Condition.

                                             (a) Financial Statements. The
Company has delivered to Buyer: (a) audited consolidated balance sheets of the Company, as of December 31, 1996, and the related audited consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, together with the report thereon of Coopers & Lybrand LLP, independent certified public accountants (such financial statements as of December 31, 1996, including the notes thereto, are referred to herein collectively as the "Balance Sheet") and (b) unaudited consolidated balance sheets of the Company as of March 31, 1997 and the related unaudited consolidated statements of income and cash flow (collectively, the "Unaudited Balance Sheet"). Such financial statements and notes fairly present the financial condition and results of operations of the Company and the Subsidiaries at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted accounting principles consistently applied ("GAAP"), and the financial statements referred to in this Section reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial

                                                   5

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statements. No person or entity other than the Company and the Subsidiaries is required by GAAP to be included in the consolidated financial statements of the Company.

                                             (b) Absence of Certain Changes.
Except as set forth on Schedule 3.2.6(b), the Unaudited Balance Sheet and the notes thereto, since the date of the Balance Sheet, there has not been: (i) any transaction not in the ordinary course of the Company's or any Subsidiary's business; (ii) any change in the Company's or any Subsidiary's accounting methods or practices (including, but not limited to, any change in depreciation or amortization policies or rates); (iii) any sale or transfer of any of the assets of the Company or any Subsidiary or any cancellation of any debts, claims or contracts, except for the sale of inventory in the ordinary course of business and consistent with past practice; (iv) any entering into, amendment or termination of any material lease, or other material contract, purchase order or other agreement to which the Company or any Subsidiary is a party or any waiver of any material right thereunder; (v) any purchase by the Company or any Subsidiary of fixed assets, including real property, in excess of amounts budgeted therefor in the Company's fiscal 1997 operating budget, a copy of which has been delivered to Buyer; (vi) any other event or condition of any character which has materially and adversely affected, or is presently expected, to the knowledge of the Company, to affect, the assets or the businesses of the Company or any Subsidiary; (vii) any material loss, damage or destruction, whether covered by insurance or not, affecting the assets, business or property of the Company or any Subsidiary; (viii) any declaration, setting aside or payment of any dividend or any other distribution in respect of the Company's capital stock, any redemption, purchase or other acquisition by the Company of any of the Company's common stock or any security relating thereto, or any other payment to any shareholder of the Company as such; (ix) any material indebtedness incurred, assumed or guaranteed by the Company or any Subsidiary;
(x) any lien made or created on any of the assets of the Company or any Subsidiary; (xi) any loan or advance to any person (other than advances to employees in the ordinary course of business) or any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any change in the terms of any credit heretofore extended, or any other change of the Company's or any Subsidiary's policies or practices with respect to the granting of credit; or (xii) any agreement, in writing or otherwise, by the Company or any Subsidiary to do any of the things described in any of the preceding subsections (i) through (xi).

                                             (c) No Undisclosed Liabilities. To
the knowledge of the Company, the Company and the Subsidiaries have no liabilities or obligations of any nature (contingent, absolute, direct, indirect, matured, unmatured, accrued or otherwise) except (i) liabilities which are fully reflected or reserved against in the Balance Sheet (which reserves are appropriate and reasonable) or disclosed in the related notes; and (ii) non-material liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet; and (iii) liabilities set forth in Schedule 3.2.6(c) hereto.

                                    3.2.7 Books and Records. The books of
account, minute books, stock record books and other records of the Company and each Subsidiary, all of which have been made available to Buyer, are complete and correct in all material respects (with respect to each of the Subsidiaries of the Company acquired from third parties, only insofar as the foregoing representation relates to the period from and after the acquisition of said Subsidiary). The minute books of the Company and its Subsidiaries each contain records

                                        6

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which are accurate and complete in all material respects of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors and committees of the Boards of Directors of the Company and each Subsidiary, respectively. At the Closing, all of those books and records will be in the possession of the Company and its Subsidiaries, respectively.

                                    3.2.8 Compliance with Laws. Without limiting
the representations and warranties set forth in Section 3.2.25 or elsewhere herein, and except as set forth in Schedule 3.2.8, to the knowledge of the Company, the Company and each Subsidiary and the respective assets and businesses of each, have, and on the Closing Date will have, complied in all material respects with all laws, orders, regulations and rules of any governmental department, commission, board, agency or instrumentality, domestic or foreign, having jurisdiction over it or its operations, including but not limited to, all laws, orders, regulations and rules relating to zoning, building codes, antitrust, occupational safety and health, environmental protection, water, ground or air pollution, the generation, treatment, storage, transportation or disposal of waste or toxic or hazardous materials, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security taxes and all regulations of the Federal Aviation Administration. None of Seller, the Company, or any of the Subsidiaries have received any notice of any violation or alleged violation of any laws, orders, regulations or rules of any governmental department, commission, board, agency or instrumentality.

                                    3.2.9 Condition and Sufficiency of Assets.
Without limiting the representations and warranties set forth in Section 3.2.15, to the knowledge of the Company the buildings, plants, structures and equipment owned or occupied by the Company and each Subsidiary are structurally sound with no known material defects, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for maintenance and repairs that are not material in nature or cost. To the knowledge of the Company, the buildings, plants, structures and equipment owned or occupied by the Company and each Subsidiary are sufficient for the continued conduct of their respective businesses after the Closing in substantially the same manner as conducted prior to the Closing.

                                    3.2.10 No Brokerage or Finder's Fees.
Neither the Company nor any Subsidiary has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

                                    3.2.11 No Violation. Except as set forth in
Schedule 3.2.11, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly: (a) contravene, conflict with or result (with or without notice or lapse of time) in a violation of (i) any of the provisions of the current Articles of Incorporation or the Bylaws of the Company or any Subsidiary or (ii) any resolution adopted by the Board of Directors or the stockholder of the Company or any Subsidiary; (b) contravene, conflict with or result (with or without notice or lapse of time) in a violation of any federal, state, local, municipal, foreign or other law, statute, ordinance, rule, regulation, directive or other legal requirement or any order, judgment, injunction, ruling, decision, writ or sentence rendered by any court, agency or other

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governmental body to which the Company or any Subsidiary, or any of the assets owned or used by the Company or any Subsidiary may be subject; (c) contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of, or give any person or entity the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any contract, mortgage, license, permit or authorization to which the Company or any Subsidiary is a party or under which the Company or any Subsidiary have any rights, or by which the Company or any Subsidiary, or any of the assets owned or used by the Company or any Subsidiary may be bound; (d) result (with or without notice or lapse of time) in the imposition or creation of any security interest, lien or other encumbrance upon, or with respect to, any of the assets owned or used by the Company or any Subsidiary. Neither the Company nor any Subsidiary is in default under, or in material breach or violation of, any contracts, mortgages, licenses, permits, commitments or restrictions to which the Company or any Subsidiary is a party by which any of them or the Company Shares or any shares of any Subsidiary is or are bound.

                                    3.2.12 Third Party Consents. No consent,
approval or other action of any third party is required to be obtained by the Company or any Subsidiary in connection with the transactions contemplated in this Agreement except as set forth in Schedule 3.2.12 attached hereto.

                                    3.2.13 No Litigation. Except as set forth in
Schedule 3.2.13 attached hereto, (i) there are no legal, administrative, arbitration or other proceedings, or claims, actions, disputes or investigations, pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or affecting their respective businesses, operations or properties; and (ii) neither the Company nor any Subsidiary is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had a material adverse effect on the businesses, operations or properties of the Company or any Subsidiary.

                                    3.2.14 Employee Benefit Matters.

                                             (a) Plans. Except as set forth in
Schedule 3.2.14(a) attached hereto, there are no Plans (as herein defined) in which any current or former employees, officers or directors of the Company or the Subsidiaries participate. As used in this Agreement, "Plan" and "Plans" shall mean (i) any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder ("ERISA"), (ii) any written or unwritten profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance, retainer, consulting, health, welfare or incentive plan or agreement whether legally binding or not, (iii) any written or unwritten plan, policy, arrangement or commitment providing for "fringe benefits" to employees, including but not limited to vacation, paid holidays, personal leave, employee discount, perquisites, educational benefit or similar programs, or (iv) any employment agreement, now or heretofore maintained, or contributed to, by the Company or any ERISA Affiliate for the benefit of any present or former employees, officers or directors of the Company. As used in this Agreement, "ERISA Affiliate" means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, the Company, the Subsidiaries and/or the Seller and any United States

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affiliates of Seller within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder (the "Code") and/or ERISA Section 4001(a)(14).

                                             (b) Health Benefits. Except as set
forth in Schedule 3.2.14(b) attached hereto, no current or former employees, officers or directors of the Company or the Subsidiaries (or their dependents) participate in any Plan which provides health benefits after the employee's, officer's or director's termination of employment or termination of position, except as required under COBRA (as defined herein). "COBRA" shall mean the group health plan continuation coverage provisions of Section 4980B of the Code or Sections 601 through 608 of ERISA.

                                             (c) Claims Related to Plans. Except
as set forth in Schedule 3.2.14(c) attached hereto, no actions, claims, investigations, audits or complaints (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or, to the knowledge of the Company threatened or imminent against or with respect to the Plan, any employer (including, without limitation, the Company and any Subsidiary) who is participating (or who has participated) in any Plan or, to the knowledge of the Company, any fiduciary (as defined in Section 3(21) of ERISA), of the Plan and neither the Company nor, to the knowledge of the Company, any fiduciary has any knowledge of any facts which could give rise to any such action, claim, investigation, audit or complaint.

                                             (d) Liability Relating to
Multiemployer Plans. Neither the Company nor any ERISA Affiliate has incurred, nor as a consequence of the transaction to be completed pursuant to this Agreement will incur any withdrawal liability with respect to any Plan described in Section 3(37) of ERISA ("Multiemployer Plan") within the meaning of Sections 4201 and 4204 of ERISA, and no liabilities exist with respect to withdrawals from any Multiemployer Plans which could subject the Company or any Subsidiary to any controlled group liability under Section 4001(b) of ERISA.

                                             (e) Plans in Compliance. Except as
set forth in Schedule 3.2.14(e), all of the Plans listed in Schedule 3.2.14(a) hereto, to the extent applicable, are in compliance in all material respects with COBRA, ERISA and the Code and have been administered in material compliance with their terms. Each Plan that is subject to Section 1862(b)(1) of the Social Security Act has been administered in compliance with the secondary payor requirements of Section 1862 (b)(1) thereof in all material respects.

                                             (f) Documents Relating to Plans.
True, correct and complete copies of all documents creating or evidencing any Plan listed in Schedule 3.2.14(a) (including, without limitation, all summary plan descriptions for such Plans) have been delivered to Buyer, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity (including, without limitation, all Forms 5300 and 5500) have been delivered to Buyer.

                                             (g) No Negotiations, Demands or

Proposals. There are no negotiations, demands or proposals which are pending or, to the knowledge of the Company, have been made which concern matters now covered, or that would be covered, by

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the type of Plans listed in Schedule 3.2.14(a).

                                             (h) Plan Administration. Except as
set forth in Schedule 3.2.14(h) attached hereto, with respect to the Plans:

                                    (i) there are no Plans that are
         Multiemployer Plans;

                                    (ii) each Plan that is an "employee pension
         benefit plan" within the meaning of ERISA Section 3(2) has received a favorable determination letter from the Internal Revenue Service ("IRS") stating that such Plan meets all the requirements of the Code, and that any trust or trusts associated with such Plan are tax exempt under Section 501(a) of the Code; and the Company knows of no reason why the tax-qualified status of any such Plan should be revoked, whether retroactively or prospectively, by the IRS;

                                    (iii) all amendments to the Plans which were
         required by the IRS or any applicable statute rule or regulation to be made through the date hereof and the Closing Date under Section 401(a) of the Code, and any other applicable law, subsequent to the issuance of each such Plan's IRS determination letter have been made; and the Company knows of no amendments which are required to be made to such Plans which adversely affect, or may result in the revocation or discontinuance of, the continuing tax-qualification status of such Plans under the Code;

                                    (iv) all filings, notices, and disclosures,
         required by ERISA, the Code or any other applicable laws that would materially and adversely affect the Company and its subsidiaries have been timely filed and made;

                                    (v) all contributions and payments made or
         accrued with respect to each Plan are deductible in full as an income tax deduction under the Code; and all contributions, premiums or payments required to be made with respect to each such Plan have been made on or before their due date(s);

                                    (vi) the Company and the Subsidiaries have
         not, and to the knowledge of Seller and the Company, no ERISA Affiliates have, incurred any liability to, or adopted any Plan or other arrangement which may expose the Company or any Subsidiary to liability of any nature whatsoever, to (1) the Pension Benefit Guaranty Corporation under Title IV or Section 502 of ERISA, or (2) the IRS under Chapter 43 of the Code, or (3) the Department of Labor;


                                    (vii) with respect to each Plan, there has
         not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of
         Section 4975 of the Code or Section 406 of ERISA;

                                    (viii) no payment that is owed or may become
         due to any current or former director, officer, employee or agent of the Company or any Subsidiary is subject to Section 280G of the Code, nor is the Company or any Subsidiary obligated, orally or in writing, to "gross up" or otherwise compensate any such person due to the imposition of an excise or similar tax on payments made to such person by the

         Company, any Subsidiary or its ERISA Affiliates under Section 4999 of the Code;

                                    (ix) the consummation of the transactions
         contemplated by this Agreement will not accelerate or terminate, nor does there exist any basis for the acceleration or termination of, (1) benefits payable to current or former employees of, or other compensated personnel at, the Company or an ERISA Affiliate under any Plan, or any other plan, arrangement, contract or agreement, written or oral, maintained by the Company or any Subsidiary, (2) a participant's vesting credits or years of service under any Plan, or (3) accruals with respect to any other benefits or amounts reserved under any such Plan; and

                                    (x) only current and former employees
         (excluding "leased employees" as defined in Code Section 414(n)(2)) of the Company and its ERISA Affiliates participate in, and are entitled to receive benefits from, the Plans.

                                             (i) Funding. Except as set forth in
Schedule 3.2.14(i), as of the last day of the most recent prior plan year, the market value of assets of each Plan that is subject to Title IV of ERISA (a "Defined Benefit Plan"), other than any Multiemployer Plan, equaled or exceeded (and will, as of the Closing Date, equal or exceed) the present value of "benefit liabilities" (within the meaning of ERISA Section 4001(a)(16)) thereunder determined in accordance with both (1) the Defined Benefit Plan's actuarial valuation assumptions in effect for such prior plan year, and (2) the provisions of Title IV of ERISA on a Defined Benefit Plan termination basis (assuming each Defined Benefit Plan terminated on each of such dates). No accumulated funding deficiency, whether or not waived, exists with respect to any Defined Benefit Plan; no Defined Benefit Plan amendment with respect to which security is required under ERISA Section 307 has been or will be made; and the Pension Benefit Guaranty Corporation has not instituted, and, to the knowledge of the Company, is not reasonably expected to institute, any proceedings to terminate any Defined Benefit Plan.

                                             (j) Funding of Deferred

Compensation Plan. Except as set forth in Schedule 3.2.14(j), to the Company's knowledge, assuming payment of annual insurance premium payments, the accumulated cash surrender values and anticipated death benefits of the life insurance policies used to fund the deferred compensation agreements of the Company which have been disclosed on Schedule 3.2.14(a) will be sufficient to satisfy any liability of the Company without any contribution from the Company or any other person and to reimburse the Company for its costs of providing the insurance.

                           3.2.15 Real Property. All real property interests
owned by the Company or its Subsidiaries (the "Owned Real Property") or leased, occupied or operated by the Company or its Subsidiaries (the "Leased Real Property" and, collectively with Owned Real Property, the "Real Property") consists of the sites described on Schedule 3.2.15A attached hereto (the "Sites"). The Sites constitute all the Real Property of the Company and its Subsidiaries. Sellers enjoy peaceful and undisturbed possession of all Leased Real Property and all the leases of Leased Real Property are valid and subsisting and in full force and effect, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary or, to the Company's best knowledge, by any other party, under any of these leases. There is now in full force and effect duly issued a certificate of occupancy permitting such Owned Real Property and the improvements located thereon to be legally used and occupied as the same are now constituted, and the Company has no knowledge of any violations of the respective certificates of occupancy relating to any of the Sites which are part of the Leased Real Property. The Company or its Subsidiaries has good and marketable title to all of the Owned Real Property. There are no mortgages, deeds of trust, encumbrances, liens and charges of any kind or character, rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever on the Owned Real Property, except such as are listed in the preliminary title report attached hereto as Schedule 3.2.15B, and the Company has no knowledge of any mortgages, deeds of trust, encumbrances, liens and charges of any kind or character, rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever on the Leased Real Property which would restrict or prohibit the Company and its Subsidiaries from carrying on their respective businesses as presently conducted. Neither the whole nor any portion of the Owned Real Property (or, to the knowledge of the Company, the Leased Real Property), nor any other assets of the Company or any Subsidiary is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the best of the Company's knowledge, has any such condemnation, expropriation or taking been proposed or threatened.

                           3.2.16 Condition of Accounts Receivable. Except as
set forth on Schedule 3.2.16, the accounts receivable of the Company and each Subsidiary that are reflected in the Balance Sheet or the Unaudited Balance Sheet, as of the Closing Date (i) have arisen in the ordinary course of business of the Company or the applicable Subsidiary; (ii) represent or will represent valid obligations due to the Company or any Subsidiary, as the case may be, enforceable in accordance with their terms; (iii) subject only to reserves for bad debts set forth on the Balance Sheet or the Unaudited Balance Sheet, respectively, which reserves have been computed in a manner consistent with GAAP and subject to customer trade discounts consistent with past practice, are current and have been collected or are collectible in the ordinary course of business of the Company or any Subsidiary in the aggregate recorded amounts thereof in accordance with their terms; and (iv) to the knowledge of the Company, will not be subject to any recoupments, set-offs or counterclaims, except as allowed in clause (iii). At the Closing, the Company will confirm the foregoing representation as of the Closing Date, as to the accounts receivable on such date.

                           3.2.17 Inventory. Except as set forth on Schedule
3.2.17, all inventory of the Company and the Subsidiaries reflected on the Unaudited Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business, had a commercial value at least equal to the value shown on such Unaudited Balance Sheet and is valued in accordance with GAAP at the lower of cost (on a FIFO basis) or market, all determined in accordance with Company's Inventory Valuation Policy attached hereto as part of
Schedule 3.2.17. Schedule 3.2.17 sets forth a list of all inventory which, given its age or other characteristics, is of questionable value or may not be salable in the ordinary course of business. All inventory acquired since the date of the Unaudited Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business. All inventory of the Company and the Subsidiaries is located on the Real Property. All work-in-process contained in inventory constitutes items in process or production (i) pursuant to contracts or open orders taken in the ordinary course of business from regular customers of the Company or a Subsidiary, or (ii) pursuant to Company's normal policies of manufacturing products in excess of amounts currently covered by open contracts or purchase orders, in order to take advantage of production economies of scale or for items as to which Company anticipates future demand. Neither the Company or any Subsidiary nor, to the knowledge of the Company , any such customer is in material breach of the terms of any obligation to the other, and to the knowledge of the Company , no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which work-in-process relates. All work-in-process is of a quality ordinarily produced, and to the knowledge of the Company will require no material rework with respect to work done prior to the Closing other than reworking in connection with the Company's normal quality control efforts.

                           3.2.18 Customers. Schedule 3.2.18 contains a list of
the ten (10) largest customers of each Subsidiary for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Except as set forth on Schedule 3.2.18, the Company has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 3.2.18 will not continue to be customers of the Subsidiaries after the Closing.

                           3.2.19 Product Warranty and Product Liability.
Schedule 3.2.19 contains a true, correct and complete copy of the Company and Subsidiaries' standard warranties for sales of all products currently or previously manufactured or services performed by the Company or any Subsidiary (including by any businesses which are no longer owned by the Company) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of such products or the cure of any errors or omissions in the performance of services. Schedule 3.2.19 sets forth the estimated aggregate annual cost to the Company on a consolidated basis of performing warranty obligations for customers since 1995 and a description of all product liability claims or claimed errors or omissions and similar claims, actions, litigation and other proceedings relating to products manufactured or sold, or services rendered, which are presently pending or which, to the Company's knowledge, are threatened, which have been asserted or commenced against the Company or any of the Subsidiaries within the last five years, in which a party thereto requests injunctive relief or alleges damages (whether or not covered by insurance). To the best of the Company's knowledge, there are no defects in manufacture of the Company's or any Subsidiary's products or errors or omissions in the performance of any service by the Company or any Subsidiary which would adversely affect performance or create an unusual risk of injury to persons or property.

                           3.2.20 Adequate Insurance. Schedule 3.2.20 attached
hereto contains an accurate and complete description of all material policies of fire, liability, workers' compensation and other forms of insurance owned or held by the Company and each Subsidiary. Such policies (i) are in full force and effect; and (ii) to the knowledge of the Company, are sufficient for compliance with all requirements of law imposed on the Company or the Subsidiaries. Without limitation on the generality of the foregoing, the Company and each Subsidiary each maintain liability insurance adequate to cover all losses, claims, liabilities, damages, actions, costs and expenses (including attorneys' fees and expenses) of the type customarily insured against in the conduct of their respective businesses, arising out of, in connection with, or relating to the operation or conduct of their respective businesses prior to the Closing Date. All such insurance shall be in effect through the Closing Date. No insurance coverage of the Company or any Subsidiary is maintained through self-insurance.

                           3.2.21 Machinery and Equipment. The facilities,
machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of the Company and each Subsidiary are, and on the Closing Date will be, owned by the Company and each Subsidiary, respectively, free and clear of all liens and encumbrances, except as listed on Schedule 3.2.21.

                           3.2.22 Intellectual Properties. The Company and its
Subsidiaries use no Intellectual Properties, except as set forth on Schedule

3.2.22. "Intellectual Properties" shall include the Company's and each Subsidiary's names, all fictitious business names, trade names, registered and unregistered trademarks, service marks and applications (collectively "Marks"), all patents and patent applications (collectively "Patents"), all copyrights in both published works and unpublished works which are material to the business ("Copyrights"), all rights in mask works (collectively "Rights in Mask Works"), and all know-how, trade secrets, confidential information, software (including documentation and source code listings), technical information, process technology, plans, drawings, blue prints and other proprietary properties or information ("Trade Secrets") owned, used or licensed by the Company and each Subsidiary as licensee or licensor in connection with their respective businesses. Except as set forth on Schedule 3.2.22, the Intellectual Properties are, and on the Closing Date will be, owned by the Company or any Subsidiary, as the case may be, free and clear of all liens and encumbrances, and not subject to any license, royalty arrangement or dispute. The Company and each Subsidiary has filed fictitious business name statements necessary to be filed with respect to trade names presently in use. No officer, director, trustee or employee of the Company or any Subsidiary and, to the Company's knowledge, no other person owns or has, nor at the Closing Date will own or have, any interest in any Intellectual Property used by the Company or any Subsidiary in connection with its business.

                                    (a) Schedule 3.2.22 is an accurate and
complete listing and summary of all Marks. The Company or its Subsidiaries, respectively, (i) is the owner of all right, title and interest in and to each of the Marks free and clear of all liens, claims, rights, security interests, collateral assignments, licenses, charges, encumbrances, equities and other claims; (ii) none of the Marks have been registered; (iii) no Mark has been or is now involved in any opposition, invalidation or cancellation proceeding nor, to the best of the Company's knowledge, is any such action threatened with respect to any of the Marks; (iv) the Company is not aware of any potentially interfering trademark or trademark application of any third party; and (v) no Mark is infringed or, to the best of the Company's knowledge, has been challenged or threatened in any way. None of the Marks used by the Company or any Subsidiary infringe or are alleged to infringe any trade name, trademark or service mark of any third party.

                                    (b) Neither the Company nor any Subsidiary
owns or uses any Patents, Copyrights, Rights in Mask Works or Trade Secrets.

                                    3.2.23 Capital Projects and Expenditures.
All capital projects and capital expenditures undertaken by the Company and each Subsidiary, or to which the Company or any Subsidiary is committed, which have not been completed by the date hereof are set forth on Schedule 3.2.23 attached hereto which schedule sets forth a description of the capital project, the status of such project, the amount committed thereto, and the amount expended as of the date hereof.

                                    3.2.24 Subsidiaries. At the Closing Date,
the Company will not, directly or indirectly, own any stock or other equity interest in any other person or entity, except for those entities (each a "Subsidiary" and collectively, the "Subsidiaries") set forth on Schedule 3.2.24 attached hereto.

                                    3.2.25 Hazardous Substances. Without
limiting the representations and warranties contained in Section 3.2.8 or elsewhere herein:

                                             (a) Use, Storage, Disposition of
Hazardous Materials. Except as set forth in Schedule 3.2.25(a) attached hereto, none of the Company and the Subsidiaries, and, to the knowledge of the Company, no other person (including predecessors to the business of any of the Company and the Subsidiaries) (i) has ever caused or permitted any release, disposal or discharge of any Hazardous Materials (as defined in Section 3.2.25(e) hereof) to occur in, on, under or from about the Real Property or any part thereof, or any property or facility previously owned, leased, occupied or operated by the Company or any Subsidiary ("Prior Facilities"), in a manner which would require reporting and/or remediation, or that could cause the Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof, under any Hazardous Materials Law; or (ii) has ever caused or permitted to be incorporated into or utilized in the construction of any improvements located on the Real Property any chemical, material, or substance to which exposure is prohibited, limited or regulated by any Hazardous Materials Laws or which, even if not so regulated, is known by the Company to pose a hazard (either in its present form or if disturbed or removed) to the health and safety of the occupants of the Real Property or of property adjacent to the Real Property. .

                                             (b) Asbestos; Urea Formaldehyde;
PCBs. Except as set forth in Schedule 3.2.25(b), to the knowledge of the Company, none of the Company or any Subsidiary or any other person has ever caused or permitted to be located on the Real Property any asbestos in any form, any urea formaldehyde foam insulation or any transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

                                             (c) Environmental Litigation.
Except as set forth in Schedule 3.2.25(c) attached hereto, no litigation, claim, demand, notice of material violation, administrative enforcement action or proceeding exists or has been brought or, to the knowledge of the Company, threatened against the Company or any Subsidiary or the business or property of the Company or any Subsidiary, nor have any settlements been reached by or with any party or parties, public or private, relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials, or directly or indirectly arising out of or attributable to their use, generation, storage, release, threatened release, discharge, transportation or disposal and, to the knowledge of the Company, no litigation, claim, demand, notice of material violation, administrative enforcement action or proceeding exists or has been brought or threatened against any predecessor of or any business previously owned or operated by the Company or any Subsidiary.

                                             (d) Compliance. Except as set forth
in Schedule 3.2.25(d): (i) the business of the Company and of each Subsidiary, as currently conducted, does not result in any material non-compliance with Hazardous Materials Laws; (ii) neither the Company nor any Subsidiary has failed to file any reports, apply for and/or obtain, or comply with, any licenses, approvals and permits, or generate and maintain all data, documentation and records, required under Hazardous Materials Laws, which failure results in the Company and/or any Subsidiary being in material non-compliance with Hazardous Materials Laws; (iii) neither the Company nor any Subsidiary, or to the knowledge of the Company, any other person, has stored, used, generated, manufactured, processed, treated, transported or disposed of Hazardous Materials on or about, or to or from, the Real Property or any Prior Facilities in any manner which results in the Company and/or any Subsidiary being in material non-compliance with Hazardous Materials Laws; (iv) the Company and each Subsidiary are and at all relevant times have been in compliance with all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened pursuant to any Hazardous Materials Laws; and (v) neither the execution of this Agreement nor the consummation of the transactions required hereunder shall require or result in any remedial action with respect to any Real Property. For purposes of this Section 3.2.25(d), the term "material non-compliance" shall mean any failure to comply with Hazardous Materials Laws which results in the Company or any Subsidiary being (x) liable for any fines, penalties or similar impositions imposed by a governmental authority having jurisdiction under applicable Hazardous Materials Laws, (y) unable to continue its business operations in the ordinary course; or (z) required to make additional capital improvements to its facilities in order to bring such facilities into compliance with applicable Hazardous Materials Laws.

                                             (e) Storage and Disposal of
Hazardous Materials; Underground Storage Tanks. To the actual knowledge of the Company, without duty to investigate, all on-site and off-site locations where the Company or any Subsidiary stores, disposes or arranges for the disposal of Hazardous Materials are identified in Schedule 3.2.25(e), and, as to off-site locations operated by third parties, are utilized pursuant to contracts with vendors which are, to the actual knowledge of the Company and the Subsidiaries without duty to investigate, properly licensed. To the actual knowledge of the Company, without duty to investigate, all underground storage tanks located on the Real Property, including the location, capacity and contents of such tanks, are identified on Schedule 3.2.25(e).

                                             (f) Environmental Reports. All
written compliance audits and site assessment reports prepared by or on behalf of the Company or any Subsidiary which relate to the Company's or any Subsidiary's compliance with Hazardous Materials Laws or the presence of any Hazardous Materials on the Real Property or the Prior Facilities or the effects or consequences thereof have been made available to Buyer.

                                             (g) Definitions. For purposes
hereof, the term "Hazardous Materials" means and includes, but shall not be limited to, any chemical, compound, substance, pollutant, contaminant, waste, by-product, or material, the generation, manufacture, handling, use, storage, emission, discharge, disposal, treatment, transportation, or management of which, or exposure to which, is prohibited, limited or regulated by, or for which reporting, testing, worker safety measures, or remedial action may be required by, any Hazardous Materials Laws, as defined below, including, but not limited to, hazardous substances, toxic substances, petroleum, waste oil and petroleum by-products, asbestos in any form, urea formaldehyde and solid and hazardous wastes. For purposes herein, the term "Hazardous Materials Laws" means and includes, but shall not be limited to, any federal, state or local statute, law, ordinance, code, rule, regulation, guidance, policy, order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (42 U.S.C. Section 9601 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1257 et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.); the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.); the Clean Air Act (42 U.S.C. Section 7401 et seq.); the Oil Pollution Control Act (33 U.S.C. Section 2701 et seq.) and analogous or similar state, regional or local law and any so-called "Superfund" or "Superlien" law.

                                    3.2.26 Tax Matters.

                                             (a) Definitions. For purposes of
this Agreement, the following definitions shall apply:

                                                      (1) The term "Group" shall
mean, individually and collectively, (i) the Company, (ii) each Subsidiary, and
(iii) any other entity that is or was a member of the affiliated group of corporations that file a consolidated federal income tax return with the Company, and as to which the Company or any Subsidiary is liable for Taxes incurred by such entity pursuant to Treasury Regulations Section 1.1502-6.

                                                      (2) The term "Taxes" shall
mean all taxes however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, and other governmental charges of a similar nature, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold or collect.


                                                      (3) The term "Returns"
shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                                             (b) Returns Filed and Taxes Paid.
All Returns required to be filed by or on behalf of any member of the Group have been duly filed on a timely basis (including extensions) and such Returns are true, complete and correct in all material respects. Schedule 3.2.26(b) sets forth a list of all Returns for Taxes as to which extensions have been requested, and the date to which each such extension runs. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, or adequate reserves (as set forth on Schedule 3.2.26(c)) have been established to cover any such Taxes not paid as of the date of this Agreement. Each member of the Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

                                             (c) Tax Reserves. Schedule
3.2.26(c) sets forth all reserves for Taxes (including deferred Taxes) as of the date hereof. Except as set forth in Schedule 3.2.26(c), the amount of the Group's liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the reserves for Taxes solely with respect to the Company and the Subsidiaries, as such reserves are reflected on said Schedule, and the amount of the Group's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the reserves for Taxes solely with respect to the Company and its Subsidiaries, as such reserves are reflected on said Schedule.

                                             (d) Returns Furnished. Buyer has
been furnished by the Company with true and complete copies of (i) all income tax audit reports, statements of deficiencies, closing or other agreements or other notices of any kind from and any requests for rulings to and rulings from governmental authorities pertaining to the Company and/or the Subsidiaries received by any member of the Group or on behalf of any member of the Group relating to Taxes, and (ii) all federal and state income or franchise tax returns for the Group to the extent they pertain to the Company and/or the Subsidiaries for all periods ending on and after December 31, 1993 and until the date of this Agreement. All such reports, statements, agreements and notices of the type described in clause (i) above are listed on Schedule 3.2.26(d) attached hereto. The Company and the Subsidiaries have never been members of an affiliated group filing consolidated returns other than a group of which the Company and the Subsidiaries and their corporations and other entities, the names of which are set forth on Schedule 3.2.26(d), were the only members. Except as set forth on Schedule 3.2.26(d), to the Company's knowledge, neither the Company nor any member of the Group do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which the above-referenced Returns have been furnished to Buyer. The Company and the Subsidiaries have never filed an election under 341(f) of the Code.

                                             (e) Tax Deficiencies; Audits;
Statutes of Limitations.

The Returns of the Group have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to the Company's knowledge, threatened (either in writing or verbally, formally or informally). The Return of Paragon was audited for the 1987 tax year, resulted in a "no changes" determination, and has not been audited since. No deficiencies exist or have been asserted (either in writing or to the Company's knowledge verbally, formally or informally), with respect to Taxes of the Group, and no member of the Group has received notice (either in writing or to the Company's knowledge verbally, formally or informally), or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. No member of the Group is a party to any action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or, to the Company's knowledge, threatened (either in writing or verbally, formally or informally) against any member of the Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of any member of the Group. The Company and each member of the Group have disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. Any exceptions to any of the foregoing are set forth in Schedule 3.2.26(e) hereto.

                                             (f) Tax Sharing and Other
Agreements. None of the Company or any Subsidiary is (or ever has been) a party to any tax sharing or tax allocation agreement with any person or to any closing, pricing or other agreement with any governmental authority with respect to the payment of any Taxes.

                                    3.2.27 Employment Matters. Attached hereto
as Schedule 3.2.27 is (i) a list of the names, titles and annual compensation of each salaried employee of the Company or any Subsidiary; (ii) a list of the names, titles and compensation of each hourly employee of the Company or any Subsidiary who, as of the date hereof, is expected to receive compensation in excess of US$50,000 per annum; and (iii) the accrued vacation time of all employees of the Company and the Subsidiaries. There is shown as a liability on the Unaudited Balance Sheet vacation and holiday pay and bonuses, commissions or other compensation of every kind with respect to work done prior to the date of the Unaudited Balance Sheet due to any present or former employees. Except as set forth on Schedule 3.2.27, there have been no increases in salary or compensation or any bonus paid to any employee since the date of the Unaudited Balance Sheet. Except as set forth on Schedule 3.2.27, there are no written or oral contracts, agreements, policies or arrangements which would restrict the ability of the Company or any Subsidiary to terminate an employee without having to make any severance payment.

                                    3.2.28 Labor Matters. None of the Company's
or any Subsidiaries employees are subject to, and the Company and the Subsidiaries are not parties to, any collective bargaining agreement. Within the last five years, neither the Company nor any Subsidiary has experienced a labor dispute, union organization attempt or any work stoppage due to labor disputes in connection with its business. There is no (a) unfair labor practice charge or complaint against the Company or any Subsidiary pending or, to the Company's knowledge, threatened; (b) labor strike, lockout, dispute, request for representation, slowdown or stoppage actually pending or, to the Company's knowledge, threatened against or affecting the Company or any Subsidiary or any secondary boycott with respect to products of the Company or any Subsidiary; or
(c) grievance which, if adversely
decided, might have a material adverse affect on the assets, business, financial condition or results of operation of the Company or any Subsidiary.

                                    3.2.29 Bank Accounts and Investments.
Attached hereto as Schedule 3.2.29 is a list of (a) each financial institution in which the Company and each Subsidiary maintain an account or safety deposit box, the number of such account or safety deposit box, and the names of all persons holding check signing or withdrawal powers or other authority with respect thereto and (b) all certificates of deposit, securities and other investments owned by or on behalf of the Company or any Subsidiary.

                                    3.2.30 Contracts and Other Agreements.
Schedule 3.2.30 sets forth all of the following contracts and other agreements to which the Company or any Subsidiary is currently a party or by which either is bound or to which a material part of their respective assets or properties are subject: (i) contracts and other agreements with any current or former shareholder or any current officer, director, trustee or relative of the foregoing or other affiliate of Seller, the Company or any Subsidiary or with any other current employee or consultant or with an entity in which the Company or any Subsidiary is a controlling person; (ii) contracts and other agreements with any labor union or association representing any employee; (iii) contracts and other agreements for the sale of any of its assets other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (iv) joint venture agreements; (v) contracts and other agreements under which it agrees to indemnify any party;
(vi) material contracts and other material agreements , except those which can be canceled without liability, premium or penalty on not more than thirty (30) days' notice; (vii) contracts and other agreements with customers, tenants, distributors or suppliers for the rebating of charges or other similar arrangements pursuant to which payments in excess of US$25,000 have been or may hereafter be made, whether by or to the Company or a Subsidiary; (viii) contracts and other agreements containing covenants of the Company or any Subsidiary not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company or any Subsidiary in any line of business or in any geographical area;
(ix) contracts and other agreements relating to the acquisition by the Company or any Subsidiary of any assets, operating business or the capital stock of any other person; (x) contracts and other agreements relating to the management by the Company or any Subsidiary of any real property owned by a third party, or the management by a third party of any Real Property; (xi) contracts and other agreements not entered into in the ordinary course of business pursuant to which payments in excess of US$25,000 have been or may hereafter be made; (xii) management, consulting and employment agreements; (xiii) outstanding powers of attorney empowering any person to act on behalf of the Company or any Subsidiary; or (xiv) any other contracts or other agreements pursuant to which payments in excess of US$25,000 may, on a contractual basis, hereafter be made, whether by or to the Company or a Subsidiary. There have been made available to Buyer, its affiliates and their representatives true and complete copies of all of the contracts and other agreements set forth on Schedule 3.2.30 or any other Schedule. Except as set forth on Schedule 3.2.30, all of such contracts and other agreements are valid and binding upon the Company or any Subsidiary, respectively, and, to the knowledge of the Company, on the other parties thereto, and are enforceable in accordance with their terms. Except as set forth on Schedule 3.2.30, neither the Company nor any Subsidiary is in default in any material respect under any such agreements, nor, to the knowledge of the Company, is any other party to any such contract or other agreement in default thereunder in any material respect, nor, to the knowledge of the Company, does any condition exist that with notice would constitute a material default thereunder.

                                    3.2.31 Permits and Licenses. Schedule 3.2.31
sets forth all the permits and licenses held by the Company and the Subsidiaries for the operation of the business of the Company and the Subsidiaries, copies of which have been furnished to Buyer. Such permits and licenses constitute all authorizations necessary for the Company and the Subsidiaries to own their assets or conduct their respective businesses, and (i) each is in full force and effect, (ii) there is no material violation of any such permit or license and
(iii) no proceeding is pending or threatened seeking the relocation or limitation of any such permit or license.

                                    3.2.32 Indebtedness. Except as set forth in
Schedule 3.2.32, the Company and the Subsidiaries have no indebtedness, and are not parties to any contract or other agreements relating to the borrowing of money, including notes, mortgages, credit agreements, guarantees, equipment lease agreements or security agreements. Neither the Company nor any Subsidiary has any indebtedness to Seller or any of Seller's affiliates.

                                    3.2.33 Material Misstatements or Omissions.
No representation or warranty by the Company or the Subsidiaries contained in this Agreement or the Schedules attached hereto, and no document or certificate furnished or to be furnished or made available to Buyer in connection herewith or with the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements of fact contained herein or therein not misleading.

                  4. Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Seller as follows:

                           4.1 Authority. Buyer has full corporate power and
authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being and has been conducted. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms. Subject to the approval contemplated in
Section 7.1.12, Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement, and to perform the obligations hereunder. The execution and delivery of this Agreement and the performance hereof has been authorized and ratified by the Board of Directors of Buyer.

                           4.2 Organization and Good Standing. Buyer is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                           4.3 Brokerage or Finder's Fees. Buyer has not
incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions other than to Robert Martens & Company, the fees of which will be the sole responsibility of Buyer.

                           4.4 No Violation. Neither the execution and delivery
of this Agreement nor the consummation or performance of any of the contemplated transactions will, directly or indirectly: (a) contravene, conflict with or result (with or without notice or lapse of time) in a violation of (i) any of the provisions of the current Certificate of Incorporation or the Bylaws of Buyer or (ii) any resolution adopted by the Board of Directors or the stockholders of Buyer; (b) contravene, conflict with or result (with or without notice or lapse of time) in a violation of any federal, state, local, municipal, foreign or other law, statute, ordinance, rule, regulation, directive or other legal requirement or any order, judgment, injunction, ruling, decision, writ or sentence rendered by any court, agency or other governmental body to which Buyer, or any of the assets owned or used by the Buyer, may be subject; (c) contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of, or give any person or entity the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any contract, mortgage, license, permit or authorization to which Buyer is a party or under which Buyer has any rights, or by which Buyer, or any of the assets owned or used by Buyer may be bound; (d) result (with or without notice or lapse of time) in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by Buyer; or (e) result in the creation or imposition of any security interest, lien or other encumbrance upon the property or assets of Buyer, which would in turn restrict or prohibit Buyer from performing its obligations hereunder.

                           4.5 Sufficient Funds. Buyer will have or has access
to sufficient funds (i) to pay the cash amounts contemplated by Section 2.2 as of the Closing Date, and (ii) to fulfill its obligations under this Agreement.

                  5. Covenants and Agreements. Buyer, Seller, the Company and/or the Subsidiaries, as the case may be, each hereby afford the following affirmative and negative covenants, thereby agreeing to do or not to do, the following:

                           5.1 No Corporate Borrowings. From the date hereof
through the Closing Date, the Company and the Subsidiaries shall not, except in the ordinary course of their respective businesses, without the prior written consent of Buyer which shall not be unreasonably withheld, borrow monies for any reason or draw down on any line of credit or long-term debt obligation, or become the guarantor, surety or endorser of the obligation of any other person, partnership, corporation or other business entity.

                           5.2 Conduct of Business.

                                    5.2.1 Diligent Conduct. From the date hereof
through the Closing Date, the Company and each Subsidiary shall use its reasonable efforts to (i) conduct its business diligently and in the ordinary course, (ii) preserve intact its business and marketing organization, (iii) retain in its employ all of its key employees and (iv) preserve its relationships with its suppliers, customers, sales representatives, and others having business relations with it.

                                    5.2.2 Capital Transactions. From the date
hereof through the Closing Date, the Company and each Subsidiary shall not, without the prior written consent of Buyer, make commitments for capital expenditures in excess of the amount budgeted therefor in the Company's 1997 operating budget, a copy of which is attached hereto as Schedule 5.2.2.

                                    5.2.3 Properties and Assets. Schedule 5.2.3
sets forth a list of all of the personal property owned by the Company and the Subsidiaries as of the date hereof. From the date hereof through the Closing Date, the Company and each Subsidiary shall not, without the prior written consent of Buyer, (i) sell or transfer any of the Real Property, terminate or renew any lease of or other agreement with respect to any Leased Real Property or mortgage, pledge or subject the Real Property to liens, charges, claims or encumbrances of any kind, (ii) other than in the ordinary course of business sell or transfer any other assets (including the Company's shares of stock in any Subsidiary), cancel any debts or claims, or mortgage, pledge or subject any of such other assets to liens, charges, claims or encumbrances of any kind (in the case of clauses (i) and (ii), other than liens for taxes and assessments not delinquent).

                                    5.2.4 Contracts. From the date hereof
through the Closing Date, the Company and each Subsidiary shall not, without the prior written consent of Buyer, amend or terminate any material contract or agreement to which it is a party, including without limitation those set forth on Schedules 3.2.15B and 3.2.30, or enter into or become a party to any agreement under which the reasonably anticipated costs and expenses will exceed the reasonably anticipated revenues or which would materially and adversely affect its business, enter into or become a party to any agreement or other arrangement with Seller or with any affiliate of Seller, the Company or any Subsidiary, or agree to indemnify, defend or hold any person harmless for any liability of any kind whatsoever.

                                    5.2.5 Insurance. From the date hereof
through the Closing Date, the Company and each Subsidiary shall not voluntarily discontinue any of their respective insurance policies, as described in Schedule
3.2.20 attached hereto.

                                    5.2.6 Compensation of Employees. From the
date hereof through the Closing Date, neither the Company nor any Subsidiary may increase the compensation payable or to become payable to any of their respective officers, employees, independent contractors or agents, or make any bonus payment or similar arrangement with any such person or increase the benefits provided or payable to such person, without the prior written consent of Buyer, except for regular wage increases for non-salaried employees which are part of a regular review cycle, and are consistent with in amount and timing with the regular policies of the Company or any Subsidiary, as applicable, and consistent with past practice.

                                    5.2.7 Taxes; Consent. Schedule 3.2.26(b)
sets forth a list of all Returns of the Company and the Subsidiaries under extension as of the date hereof. The Company and the Subsidiaries shall use their best efforts to prepare and timely file all Returns listed on Schedule 3.2.26(b) and amendments thereto required to be filed by them and the Group on or before the Closing Date. The Company and each member of the Group shall pay and discharge all Taxes, assessments and governmental charges upon or against it, the Real Property or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as: (a) the same are being contested in good faith and by appropriate proceedings pursued diligently; and
(b) the Company shall have set aside on its books reserves in the amount of the demanded principal imposition (together with interest and penalties relating thereto, if any). Any and all refunds of Taxes or Tax credits attributable to fiscal year 1996 shall be for Seller's account and, if any such amounts are received by Buyer or the Company or any Subsidiary, such amounts shall be paid immediately by such person to Seller. Any and all Taxes due in connection with the returns listed on
Schedule 3.2.26(b) in excess of the reserves therefor shall be borne by Seller and Seller shall immediately indemnify the Company therefor, without any regard for the limitations contained in Section 8 of this Agreement.

                                    5.2.8 Matters Affecting the Real Property.
From the date hereof through the Closing Date, in the event the Company or any Subsidiary receives a written notice regarding any threatened litigation, condemnation or sale in lieu thereof with respect to any portion of the Real Property relating to or arising out of the ownership or lease of such portion of the Real Property, the Company agrees to promptly remit a copy of such notice to Buyer. Further, in the event that the Company or any Subsidiary receives any notice regarding a proposed change in the assessed valuation of any portion of the Real Property, the Company shall remit same to Buyer.

                                    5.2.9 Existing Indebtedness. From and after
the date of this Agreement and until and through the date of the Closing, the Company agrees that it will pay, as and when same becomes due and payable, all principal and interest and all deposits and other charges payable under its existing indebtedness, as set forth on Schedule 3.2.32 including without limitation all indebtedness secured by the Real Property, and will fully comply with all the provisions thereof, except as to those items of existing indebtedness set forth on Schedule 5.2.9. The Principal balance as of the date of this Agreement of each of the Mortgage, Unsecured Note, and Line of Credit shall be set forth on Schedule 3.2.32. Notwithstanding the foregoing, the Company agrees not to voluntarily make, cause or permit any prepayment of the principal of the Unsecured Note or the Mortgage, respectively, prior to the scheduled payment date thereof.

                                    5.2.10 Corporate Changes. From the date
hereof through the Closing Date, neither the Company nor any Subsidiary shall amend its Articles of Incorporation or Bylaws or make any changes in the terms or amount of their respective authorized, issued or outstanding capital stock (including authorizing, selling, redeeming or purchasing any shares thereof).

                                    5.2.11 Distributions. From the date hereof
through the Closing Date, the Company may not declare, set aside or pay any dividend or other distribution in respect of the Company Shares.

                                    5.2.12 Other Changes. From the date hereof
through the Closing Date, the Company and the Subsidiaries will not take any action which would result in any representation contained in Section 3.2.6(b) of this Agreement to become untrue or which would have required disclosure thereunder if such action had occurred immediately prior to execution hereof.

                           5.3 Due Diligence Cutoff Date; Final Disclosure
Schedules; Access and Information.

                                    5.3.1 In order to expedite the execution of
this Agreement,

Buyer acknowledges that as of the date hereof the Schedules contemplated herein have not yet been completed. Without limiting the covenants contained in Section
5.3.3 below, Seller, the Company and the Subsidiaries shall prepare as promptly as possible and deliver to Buyer not later than May 23, 1997 the "Disclosure Schedule Completion Date"), Schedules which shall be complete and accurate in all respects as of the Disclosure Schedule Completion Date.

                                    5.3.2 Subject to Section 5.3.7, not later
than the first to occur of (i) the date upon which the proxy statement referred to in Section 6.3 below shall have been mailed and (ii) May 30, 1997 or, if Seller amends any schedule to this Agreement after the Disclosure Schedule Complete Date pursuant to Section 5.3.7 hereof, then June 2, 1997 (the "Due Diligence Cutoff Date"). 5:00 p.m. (Pacific daylight time), Buyer must indicate in writing that either (x) it is satisfied with the results of its due diligence investigation (including without limitation those investigations contemplated by Sections 5.3.3 and 5.3.6) and elects to proceed with the transactions contemplated by this Agreement; or (y) that it is not so satisfied (stating the reasons therefor), and that it elects to terminate the Agreement pursuant to
Section 10.1.4 hereof. Following the Due Diligence Cutoff Date, Buyer may continue its due diligence but shall not have the right to terminate this Agreement pursuant to Section 10.1.4.

                                    5.3.3 UCC/Lien Searches. Buyer may obtain
from a title company or search firm selected by Buyer Uniform Commercial Code financing statement searches, tax lien searches, judgment lien searches and pending litigation (including bankruptcy) searches respecting the Company, the Subsidiaries and Seller in the appropriate local and state offices in the State of California and all other state and local jurisdictions in which the Company or any Subsidiary has assets or properties or conducts business (the "Lien Searches") and any necessary updates of such Lien Searches with as-of or through dates as near to the Closing as reasonably possible. All Lien Searches shall be performed at Buyer's cost and expense.

                                    5.3.4 Title Policies. At Buyer's sole
option, Buyer may obtain from a title company selected by Buyer and shall be satisfied with commitments (the "Commitments") to issue an ALTA Owner's Policy of Title Insurance in an amount acceptable to Buyer and reasonably reflecting the value of the Owned Real Property and an ALTA Leasehold Owner's Policy of Title Insurance with respect to each Leased Real Property location in an amount acceptable to Buyer and reasonably reflecting the value of the respective premises (the "Title Policies"). The Title Policies and the Commitments shall provide for full extended coverage over all general exceptions to Buyer's title contained in the Title Policies and shall contain such endorsements as Buyer or its Lenders may reasonably request. The title examination, the Commitments and the Title Policies shall be performed or issued at Buyer's cost and expense.

                                    5.3.5 Surveys. At Buyer's sole option, Buyer
may obtain a plat survey of the Owned Real Property and any of the Leased Real Property as Buyer or its lenders may require certified according to ALTA/ACSM standards (the "Survey"). The Survey shall satisfy the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and shall show a legend of all symbols and abbreviations, a vicinity map showing the property surveyed in reference to nearby highways or major street intersections, any flood zone designations, land area, the current zoning for the entire property setback, height and bulk restrictions of record or disclosed by applicable zoning or building codes (in addition to those recorded in subdivision maps), square footage of all buildings, improvements and parking areas (and, if striped, the striping and number of parking spaces), indication of access to a public way, and location of all utilities serving the property, together with such other additional matters as Buyer may request. The Survey shall be certified to the Company and the applicable Subsidiary, the title company designated under Section 5.3.4 above, Buyer and any lender of Buyer. The Survey shall be performed at Buyer's cost and expense.

                                    5.3.6 Environmental Compliance Audits. Buyer
may obtain a review of the Dames & Moore reports previously provided by Seller and such further environmental site assessments, compliance audits and liability evaluations as Buyer's environmental consultant shall have recommended be performed (including invasive testing and sampling) of the Company's and the Subsidiaries' facilities, business and operations and of the Real Property (the "Environmental Audits") and Buyer and its lenders shall be satisfied, in their sole and absolute discretion, with the scope, parameters and results of the Environmental Audits. The Company and the Subsidiaries shall cooperate fully with Buyer's and its agents', counsel's and consultant's requests for information and for access to the Company's and the Subsidiaries' records, employees, and facilities in connection with such investigation. The Company and the Subsidiaries shall use their best efforts to obtain, at Seller's sole expense, "reliance letters" and the right for Buyer and Buyer's consultants and lenders, to rely upon the facts and conclusions of the Company's prior environmental consultants with respect to the Real Property, including Dames & Moore, Thorne Environmental, Inc. and Environmental Managers and Auditors, Inc. The Environmental Audits shall be performed at Buyer's cost and expense.

                                    5.3.7 If, prior to the Due Diligence Cutoff
Date, any party shall become aware of any facts, circumstances or information which, if they prevailed in a claim after the Closing Date, would constitute a breach of a representation, warranty or covenant made by such party or another party hereto, or which would cause one or more of the Schedules to this Agreement produced by such party to be inaccurate, then such party shall promptly notify the other party or parties of such breach or inaccuracy. In the case of any such breach or inaccuracy, the party in breach shall promptly take such action as may be appropriate under the circumstances to cure such breach or correct the affected Schedule or Schedules prior to (i) the Disclosure Schedule Completion Date, as to matters discovered by Seller, the Company or the Subsidiaries, and the Due Diligence Cutoff Date as to matters discovered by Buyer and not disclosed to Seller prior to the Disclosure Schedule Completion Date.

                                    5.3.8 Subject to Section 6.4 hereof, (i) the
Company shall afford to Buyer and Buyer's counsel, accountants, consultants and other representatives, access to all of its assets, properties (subject to the rights of tenants under any lease with respect to which the Company or any Subsidiary is lessor), books, contracts and records and any records concerning the Company or the Subsidiaries maintained and accumulated by their respective counsel, accountants and other representatives, and to furnish such persons with all information, including copies of books, contracts and records, concerning its affairs which such persons may reasonably request, including without limitation any documents or information held by the Company, any Subsidiary or their respective legal counsel concerning or relating to any litigation involving the Company or any Subsidiary; and (ii) the Company shall furnish to Buyer copies of all deeds and recorded instruments by which the Company or any Subsidiary acquired the Real Property or leasehold or other real property interests, and copies of all title insurance policies, opinions, abstracts and surveys in possession of the Company or any Subsidiary relating to the Real Property, all so that Buyer may have a full opportunity to make such investigation in advance of the Due Diligence Cutoff Date as it shall desire.

                           5.4 Loss by Fire or Other Casualty; Condemnation. In
the event that, prior to Closing, the Real Property, or any material portion thereof, or any other material property of the Company or any Subsidiary is destroyed or damaged, or if material condemnation proceedings are commenced against the Real Property, Buyer shall have the right, exercisable by giving notice of such decision to Seller within fifteen (15) days after receiving written notice of such damage, destruction or condemnation proceedings, to terminate this Agreement, in which case the parties shall not have any further rights or obligations hereunder. If Buyer elects to accept the Real Property or other property in its then condition, all proceeds of insurance or condemnation awards payable to the Company and the Subsidiaries by reason of such damage, destruction or condemnation shall be paid or assigned to Buyer. In the event of non-material damage to the Real Property or other property, which damage the Company and the Subsidiaries are unwilling to repair or replace, Buyer shall have the right, exercisable by giving notice within fifteen (15) days after receiving written notice of such damage, either (a) to terminate this Agreement as hereinabove in this Section provided, or (b) to accept the Real Property or other property in its then condition and proceed with the purchase, in which case Buyer shall be entitled to any insurance proceeds and, if Seller agrees, a reduction of the Purchase Price to the extent the cost of repairing or replacing such damage exceeds such insurance proceeds, but if Seller does not agree to such reduction Buyer may terminate this Agreement. For the purposes of this Section, a material portion of the Real Property or other property shall be deemed to be destroyed or damaged only if the cost of repair exceeds US$100,000 or casualty occurs which cannot be repaired within sixty (60) days.

                           5.5 No Transfer of Shares. Seller shall not transfer
or attempt to transfer the Company Shares except to Buyer pursuant hereto and the Company shall refuse to accept any certificates for the Company Shares to be transferred upon its books except to Buyer pursuant hereto.

                           5.6 Repayment of Certain Indebtedness by the Company.
Concurrent with the Closing, Buyer shall loan, advance or contribute to the Company such amounts as are necessary to repay and satisfy all obligations then outstanding under the Line of Credit and the Unsecured Note, and the Company

(or, as applicable, one or more Subsidiaries) shall use the proceeds of said advance so to repay and satisfy the Line of Credit and the Unsecured Note, against evidence reasonably acceptable to Buyer that all liens and encumbrances relating to such indebtedness shall be released concurrently with such repayment and satisfaction.

                           5.7 Use of "Kleinert" Trade Name; License of Kleinert
Mark. Buyer, and, after the Closing, the Company and Subsidiaries, agree that after the Closing, none of said parties will use the name "Kleinert" in any way, including without limitation in connection with the operation of the business of the Company and its Subsidiaries; provided, however; that the Company and its Subsidiaries may continue for a period of six
(6) months following the closing use such printed materials such as advertising brochures, business cards, invoices, purchase orders, letterhead, signs, phone listings and the like as may exist on the Closing Date (it being understood that any new materials of this nature which are prepared will not use the name "Kleinert"). Seller hereby grants to Buyer, Company and each Subsidiary an exclusive, perpetual, royalty-free right and License to use the Mark consisting of four (4) overlapping circles (one of which is sometimes blackened), an example of which appears in Schedule 3.2.22 hereto, within the United States of America.

                  6. Mutual Covenants.

                           6.1 Hart-Scott-Rodino Act; Other Filings. Upon the
execution hereof, Buyer and Seller shall make or cause to be made all filings, if any, which are required (i) under Title II of the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act"), if necessary, and (ii) in order to comply with any other law, rule or regulation necessary in connection with the consummation of the transactions contemplated hereby. Each party will furnish to the other such reasonable assistance as it may request in connection with the preparation of any filings with or submissions to any governmental agency, including without limitation any filings necessary under the provisions under the HSR Act. Any filing fees required to be paid in connection with filings under the HSR Act and all other filings with other governmental agencies shall be borne equally by Buyer and Seller. For purposes of the foregoing covenants, each of Buyer and Seller represent and warrant to the other that within the meaning of the HSR Act, neither the total assets nor total net sales of its ultimate parent entity (if other than itself), on a consolidated basis with all of its controlled entities, exceeds the sum of US$100,000,000.

                           6.2 Intercompany Matters.

                                    6.2.1 Elimination of Intercompany Accounts.
All intercompany payables from Seller and its affiliates to the Company or the Subsidiaries, shall be paid upon the Closing. Schedule 6.2.1 contains a complete and accurate description of all such intercompany accounts.

                                    6.2.2 Termination of Intercompany

Agreements. Schedule 6.2.2. sets forth a description of all contracts and agreements, written and oral, between the Company and the Subsidiaries, on the one hand, and Seller and its affiliates (other than the Company and the Subsidiaries) on the other hand. As of the Closing Date, each party hereto agrees that all such agreements and contracts shall be deemed terminated on and as of the Closing Date, and agrees to take such actions and execute such documents, and shall cause its respective subsidiaries to take such actions and execute such documents, as are necessary or convenient to effect such termination. The foregoing shall not apply to the Management Participation Plan II agreements referred to in Section 7.1.14, which shall be dealt with in the manner therein described.

                           6.3 Public Statements. The parties hereto will not
make, issue or release any oral or written public announcement, filing or statement concerning, or acknowledgment of the existence of, or reveal the terms, conditions and status of the transaction contemplated by this Agreement, without first making a good-faith attempt to

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

obtain the prior approval of, or concurrence in, the contents of such announcement, acknowledgment or statement by the other parties, which approval or concurrence will not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements which are required by applicable law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact wording of any such announcement. Seller and the Company hereby consent to the inclusion of the terms, conditions and details of this transaction and the business of the Company in the proxy statement to be submitted to the shareholders of Buyer's parent corporation, which is contemplated pursuant to Section 7.1.12 hereto, in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC").

                           6.4 Confidentiality. Except as contemplated by
Section 6.2 hereof, between the date of this Agreement and the Closing Date, each party will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of another party or any of the Subsidiaries any written, oral or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated by this Agreement or unless the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings.

                           If the transactions contemplated by this Agreement
are not consummated, each party will return or destroy as much of such written information as may reasonably be requested. Whether or not the Closing takes place, Seller and the Company waive any cause of action, right or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company or the Subsidiaries, except for the intentional competitive misuse by Buyer of such trade secrets or confidential information, and except for breach of the covenant above in this Section 6.4.

                           6.5 Other Actions. Each party hereto agrees to
execute and to deliver such instruments, in form and substance mutually agreeable to the parties, as another party may reasonably require in order to carry out the terms of this Agreement or the transactions contemplated by this Agreement.

                           6.6 Best Efforts. Each party hereto will use those
efforts that a prudent person desirous of achieving a result would use under similar circumstances to ensure that such result is achieved as expeditiously as possible in order to cause all conditions to the consummation of the transactions contemplated hereby to be satisfied, and shall not take any action that would cause any of its representations and warranties in this Agreement not to be true and correct as of the Closing Date.

                           6.7 Notification of Certain Matters. If, prior to the
Closing, any party shall become aware of any facts, circumstances or information which, if they prevailed on the Closing Date, would constitute a breach of a representation, warranty or covenant made by such party or another party hereto, or which would cause one or more of the Schedules to this Agreement produced by such party to be inaccurate, then such party shall promptly notify the other party or parties of such breach or inaccuracy. In the case of any such breach or inaccuracy, the party in breach shall promptly take such action as may be appropriate under the circumstances to cure such breach prior to the Closing Date; provided, however, that no schedule hereto shall be amended after the Disclosure Schedule Completion Date except in accordance with Section 5.3.7 hereof.

                           6.8 Tax Matters and Post-Closing Cooperation.

                                    6.8.1 Seller shall pay all Taxes imposed on
Seller arising from or relating to the transactions contemplated by this Agreement. In addition, Seller shall pay all other Taxes imposed on Seller that may be due after the Closing Date in connection with the transaction contemplated by this Agreement. In order appropriately to apportion any of these Taxes relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of the taxable period of the Company that immediately precedes the Closing Date, and such period shall be treated as a "Short Period" and a "Pre-Closing Period" for purposes of this Agreement. In any case where applicable law does not permit the Company to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of the Company for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the taxable period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire taxable period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes imposed on the Company on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.

                                    6.8.2 If for any period ending after the
Closing Date the Group earns any credit or recognizes any loss which cannot be applied against its tax liability for such period, and is permitted by law to carry back such credit or loss to a period ending on or prior to the Closing Date, and if the Group shall receive a tax reduction for the period which it otherwise would not have enjoyed and to which such credit or loss is properly carried back, then Seller shall immediately upon receipt of the benefit remit to Buyer the amount of such tax reduction actually realized by the Group up to the amount which the Group would have received if such carryback were the only item giving rise to a tax reduction for such period. Seller agrees that it will cooperate with Buyer and the Company and their respective representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of, and (ii) any administrative or judicial proceedings involving, any return of tax or information filed or required to be filed by or for the Company or Buyer for all taxable years of Seller through the taxable year that includes the Closing Date.

                                    6.8.3 Buyer shall pay all Taxes imposed on
Buyer arising from
or relating to the transaction contemplated by this Agreement. In addition, Buyer shall pay all other Taxes imposed on Buyer that may be due after the Closing Date in connection with the transaction contemplated by this Agreement. Buyer and the Company shall file and control any Returns required to be filed by the Company after the Closing Date with respect to any taxable year ending after the Closing Date. Seller agrees that it shall provide, and shall cause its accountants and other representatives to provide, to Buyer on a timely basis the information, including but not limited to all work papers and records relating to the Company, that it or the accountants or other representatives have within their control and that may be reasonably necessary or related to (i) the preparation of any and all Returns required to be filed by Buyer or the Company and (ii) audits or other tax determinations or proceedings by or before governmental agencies, such information to be provided in the form in which it has in the past been maintained by Seller, its accountants or other representatives.

                                    6.9 Exclusivity. Neither Seller nor any

officer, director, employee, attorney, agent or representative of Seller or any one or more of them shall contact, consult or negotiate with any other person, firm, corporation, entity or organization for the potential sale and purchase of the Company by Seller until the expiration of the date set for the Closing pursuant to Section 2.4 hereof (subject to extension as provided in this Agreement) has occurred or such earlier date as this Agreement is terminated pursuant to Section 10.1 hereof.

                  7. Conditions Precedent to Closing.

                           7.1 Conditions Precedent to Obligations of Buyer. The
obligation of Buyer under this Agreement and to purchase the Company Shares hereunder is subject to the satisfaction of each of the following conditions. Notwithstanding anything to the contrary contained herein Buyer shall have the right to waive all or any part of each such condition and to close the transactions contemplated hereby.

                                    7.1.1 Correctness of Representations and
Warranties. There shall be no representation or warranty of the Company or Seller contained in this Agreement that is untrue or inaccurate in any respect on the Closing Date. Buyer shall have received certificates dated the Closing Date and executed by or on behalf of the Company and Seller and to the effect that all such representations and warranties are true and accurate in all respects.

                                    7.1.2 Performance of Covenants and
Agreements. There shall be no covenant or agreement of the Company or Seller contained in this Agreement which has been breached. Buyer shall have received certificates dated the Closing Date and executed on behalf of the Company and Seller to the effect that there has been no such breach of any such covenant or agreement.

                                    7.1.3 Opinion of the Company's Counsel.
Buyer shall have received from Brown Raysman Millstein Felder & Steiner LLP and/or Morrison & Foerster LLP, counsel for the Seller, an opinion dated the Closing Date covering such matters on behalf of the Seller as will be reasonably acceptable to Buyer (it being understood that opinions as to the law of the country of Switzerland will be rendered by Swiss legal counsel and certain opinions relating to the Company and/or the Subsidiaries will be rendered by Company's counsel, all of which in any event will be reasonably acceptable to Buyer). Such opinions shall be issued for the benefit of Buyer, and Buyer's lenders. In rendering such opinions such counsel may rely on governmental advice, factual certificates, opinions of local counsel (so long as such local counsel opinions are rendered for the benefit of Buyer and Buyer's lenders) and such other matters as such counsel may deem reasonably appropriate and as are acceptable to Buyer's counsel. Such opinions may also contain such assumptions and qualifications as such counsel deems appropriate and as are reasonably acceptable to Buyer's counsel.


                                    7.1.4 Good Title to Shares. Seller shall
have transferred all the Company Shares to Buyer, free and clear of all liens, claims, rights, options, charges or other encumbrances or restrictions and any applicable transfer taxes thereon shall have been paid by Seller. No claim shall have been filed, made or threatened against Buyer and not withdrawn by any person or entity (other than Seller) asserting that he, she or it is entitled to be paid any part of the Purchase Price paid for the Company Shares.

                                    7.1.5 No Prohibition of Transaction. No
proceeding or regulation or legislation shall have been instituted, or to Buyer's or the Company's knowledge, threatened or proposed before, nor any order issued by, any administrative, judicial or other governmental body to enjoin, restrain, prohibit or obtain substantial damages (a) in respect of, relating to, or arising out of, this Agreement or the consummation of these transactions, or
(b) which, in the reasonable judgment of Buyer, could have a materially adverse effect on the assets, liabilities, business or condition of the Company or any Subsidiary.

                                    7.1.6 Compliance with Law. Seller, the
Company and the Subsidiaries shall have obtained any and all permits, approvals and consents of any governmental body which counsel for Buyer may reasonably deem necessary or appropriate so that consummation of these transactions will be in compliance with applicable requirements, including without limitation those specifically set forth on Schedule 7.1.6.

                                    7.1.7 Statement Under Code Sections 897 and
1445. Buyer shall have received from Seller a copy of a statement, dated not more than thirty days prior to the Closing, issued by the Company pursuant to and meeting the requirements of Treasury Regulation Section 1.897-2(h)(1) stating the Company's determination that the Company does not constitute a "United States real property holding corporation within the meaning of Section 897(c)(2)of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. In the event that Seller fails to deliver to Buyer such a statement on the Closing Date, then Buyer, at its sole option, may deduct and withhold from the cash payable to Seller at Closing a tax equal to 10 percent of the amount realized on the disposition of the Company Shares, pursuant to Section 1445(a) of the Code.

                                    7.1.8 Consents. On or prior to the Closing
Date, the Company and Seller shall furnish Buyer with evidence of consents as the Company or Seller knows or Buyer shall determine to be required to enable Buyer to continue to enjoy the material benefit of any material license, agreement, authorization, permit, or other document to or of which the Company or any Subsidiary is a party or a beneficiary and which can, by its terms (with consent) be so enjoyed after the transfer of the Company Shares to Buyer. If such consent is necessary or desirable, Buyer shall have obtained or been furnished by the Company or Seller, as the case may be, an equivalent of that license or permit, effective as of and after the Closing Date. Buyer agrees to cooperate in the obtaining of any such consent, permit or license.

                                    7.1.9 Hart-Scott-Rodino. All applicable
waiting periods under the HSR Act shall have expired or earlier been terminated without any adverse action or determination.

                                    7.1.10 Resignation of Officers and
Directors. Buyer shall have received written resignations, effective as of the Closing, from all members of the Board of Directors and all corporate officers of the Company and each Subsidiary, stating that such directors and officers are resigning from their respective positions as director or officer of the Company or Subsidiaries, as applicable.

                                    7.1.11 Certificates. Seller, the Company and
the Subsidiaries shall have delivered to Buyer such certificates of their respective officers, directors and others to evidence compliance with the conditions set forth in this Section 7.1 as may be reasonably requested by Buyer which may include, without limitation, Seller's waiver of conditions set forth in Section 7.2 known by Seller to be unfulfilled as of the Closing.

                                    7.1.12 Shareholder Approval. Buyer's parent
corporation shall have received the approval of its shareholders for the transactions contemplated hereby, provided, however, that if any SEC comments, order or waiting period with respect to its proxy statement or other delay in scheduling of the shareholder meeting resulting from the foregoing results in a delay of the shareholder vote with respect to the transactions contemplated hereby, the Closing Date in Section 2.4 shall be extended accordingly.

                                    7.1.13. No Adverse Material Change. There
shall have occurred no material adverse change in the financial condition, results of operations, net book value, business, assets or prospects of the Company or its Subsidiaries from the date of the Unaudited Balance Sheet to the Closing Date.

                                    7.1.14. Management Participation Plan II.
Seller and each of Bradley C. Call, Julius E. Hodge, Lawrence R. Smith, John Barriatua and Roland H. Marti, or any other participating members of management (collectively, the "Participating Managers") shall have released the Company from its obligations under those certain Management Participation Plan II agreements, each dated as of January 1, 1996, among Seller and the Company, on the one hand, and each of the Participating Managers and any other similar participation plan among Seller and/or the Company and other members of management (the "Management Participation Plans"), and the Participating Managers shall have acknowledged that any payments owed under the Management Participation Plans shall be subject to all federal, state and local withholding taxes. Seller shall have paid or otherwise made reasonable provisions for the payment of all appropriate withholding taxes payable in connection with payments by the Seller under the Management Participation Plans and have provided Buyer with evidence of the same.

                                    7.1.15. Guarantees. Company and each
Subsidiary shall have delivered a Guarantee, in form and substance satisfactory to Seller, guaranteeing the payment of the Note.

                           7.2 Conditions Precedent to Obligations of Seller.
The obligation of Seller under this Agreement and to sell the Company Shares hereunder is subject to the satisfaction of each of the following conditions. Notwithstanding anything to the contrary contained herein Seller shall have the right to waive all or any part of each such condition and to close the transactions contemplated hereby.

                                    7.2.1 Correctness of Representations and
Warranties. There shall be no representation or warranty of Buyer contained in this Agreement which is untrue or inaccurate in any respect on the Closing Date. Seller shall have received a certificate dated the Closing Date and executed by or on behalf of Buyer to the effect that all such representations and warranties are true and accurate in all respects.

                                    7.2.2 Performance of Covenants and
Agreements. There shall be no covenant or agreement of Buyer contained in this Agreement which has been breached. Seller shall have received a certificate dated the Closing Date and executed by or on behalf of Buyer to the effect that there has been no such breach of any such covenant or agreement.

                                    7.2.3 Opinion of Buyer's Counsel. Seller
shall have received from Kelley, McCann & Livingstone, counsel for Buyer, an opinion dated the Closing Date, covering such matters as shall be reasonably acceptable to Seller. In rendering such opinion such counsel may rely on governmental advice, factual certificates, opinions of local counsel and such other matters as such counsel may deem reasonably appropriate and as are reasonably acceptable to Seller's counsel. Such opinion may also contain such assumptions and qualifications as such counsel deems appropriate and as reasonably are acceptable to Seller's counsel.

                                    7.2.4 Hart-Scott-Rodino. All applicable
waiting periods under the HSR Act shall have expired or earlier been terminated without any adverse action or determination.

                                    7.2.5 No Prohibition of Transaction. No
proceeding or regulation or legislation shall have been instituted, or to the Company's or Seller's knowledge, threatened or proposed before, nor any order issued by, any administrative, judicial or other governmental body to enjoin, restrain, prohibit or obtain substantial damages (a) in respect of, relating to, or arising out of, this Agreement or the consummation of these transactions, or
(b) which, in the reasonable judgment of the Seller, could have a materially adverse effect on the assets, liabilities, business or condition of the Buyer.

                                    7.2.6 Certificates. Buyer shall have
delivered to Seller such certificates of its officers, directors and others to evidence compliance with the conditions set forth in this Section 7.2 as may be reasonably requested by Seller which may include, without limitation, Buyer's waiver of conditions set forth in Section 7.1 which are known by Buyer to be unfulfilled as of the Closing.

                                    7.2.7 Name Change. The Company shall have
taken all such action necessary (other than filing, which must be done within five (5) days following the

Closing) to amend its Articles of Incorporation so as to change its corporate name to such other name as Buyer may designate, provided that it shall not include the name "Kleinert".

                  8. Indemnifications.

                           8.1 Seller's Promise to Indemnify. Subject to Section
8.5 hereof, Seller agrees to indemnify, defend and hold harmless Buyer against any and all losses, claims, liabilities, damages, actions, costs or expenses, including reasonable attorneys' fees and costs, regardless of whether an action has been filed or asserted against Buyer after the Closing Date, arising from, in connection with or with respect to (i) any misrepresentation, breach or inaccuracy of any representation or warranty of Seller under this Agreement (it being understood that, with respect to any right of offset against the Note by Buyer pursuant to Section 9.2, Buyer shall not also have a right of indemnification pursuant to this Section 8.1); (ii) any misrepresentation, breach or inaccuracy of the representations and warranties of the Company and the Subsidiaries under this Agreement; or (iii) nonfulfillment of or failure to comply with any agreement, condition or covenant on the part of Seller, the Company or any Subsidiary under this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby (the "Indemnified Losses"); provided, however, that as a condition precedent to any indemnification pursuant hereto, the Indemnitor (as hereinafter defined) shall have received written notice of a claim from the Indemnified Party (as hereinafter defined) prior to that date which is twenty-four (24) months following the Closing Date except in the event of any indemnification for any breach of representation contained in Section
3.2.26 hereof in which case Indemnitor shall have received written notice of a claim from the Indemnified Party prior to the expiration of the applicable statue of limitations for actions by the IRS. For the purposes of Seller's indemnifications under this Section 8, after the Closing, the word "Buyer" shall be deemed to be a reference to Buyer, the Company and the Subsidiaries.

                           8.2 Buyer's Promise to Indemnify. Buyer agrees to
indemnify, defend and hold harmless Seller against any and all losses, claims, liabilities (including without limitation liabilities for Taxes), damages, actions, costs or expenses, including, without limitation, attorneys' fees and costs, regardless of whether an action has been filed or asserted against Seller after the Closing Date, arising from, in connection with or with respect to (i) the operation or conduct of the Company's or any Subsidiary's business after the Closing Date; (ii) any misrepresentation, breach or inaccuracy of any representation or warranty under this Agreement; or (iii) nonfulfillment of or failure to comply with any agreement, condition or covenant on the part of Buyer under this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby (the "Indemnified Losses"); provided, however, that as a condition precedent to any indemnification pursuant to the foregoing, the Indemnitor (as hereinafter defined) shall have received written notice of a claim from the Indemnified Party (as hereinafter defined) prior to that date which is twenty-four (24) months following the Closing Date, unless such claim is for indemnification pursuant to (i) above and the claim arises solely out of events that occurred after the Closing, in which case such claim may be submitted at any time after the Closing.

                           8.3 Indemnification Period for Fraud. Notwithstanding
the provisions of Sections 8.1 and 8.2 hereof, Seller agrees to indemnify, defend and hold harmless Buyer against any and all losses, claims, liabilities, damages, actions, costs or expenses, including, without limitation, attorneys' fees and costs, regardless of whether an action has been filed or asserted against Buyer after the Closing Date until the applicable statute of limitations has expired, arising from any fraud by Seller or, on or prior to the Closing Date, the Company or any Subsidiary, and Buyer agrees to indemnify, defend, and hold harmless Seller against any and all losses, claims, liabilities, damages, actions, costs or expenses, including, without limitation, attorneys' fees and costs, regardless of whether an action has been filed or asserted against Seller after the Closing Date until the applicable statute of limitations has expired, arising from any fraud by Buyer or, after the Closing Date, the Company or any Subsidiary.

                           8.4 Procedure for Indemnification of Third Party
Claims. If there is asserted by a third party any claim, liability or obligation (a "Claim") that in the judgment of a party indemnified pursuant to Sections 8.1 or 8.2 above (the "Indemnified Party") may give rise to any Indemnified Losses (including Indemnified Losses for which Seller may not be responsible pursuant to Section 8.5 hereof), or if the Indemnified Party determines the existence of a Claim, whether or not the same shall have been asserted, such Indemnified Party shall give the party from whom indemnity is sought (the "Indemnitor") notice within 30 days of the assertion of any Claim, or within 10 days of receipt of notice of the filing and service upon the Indemnified Party of any lawsuit based upon such assertion, or, with respect to a Claim not yet asserted against the Indemnified Party, promptly upon the determination by an executive officer of the Indemnified Party of the existence of the same, which notice shall describe the Claim in reasonable detail, and shall include the amount (estimated if necessary) of the related Indemnified Loss. Failure by the Indemnified Party to give timely notice pursuant to this Section 8.4 shall not relieve the Indemnitor of its obligations, except to the extent that the Indemnitor is actually and materially prejudiced by such failure to give timely notice. The Indemnified Party shall permit the Indemnitor to assume the defense of such Claim and any litigation resulting therefrom (and to prosecute by way of counterclaim or third party complaint any claim against such third party arising out of or relating to the Claim in question) upon receipt by the Indemnified

Party of Indemnitor's written acknowledgment of its obligation to indemnify the Indemnified Party pursuant to this Agreement with respect to the Claim and its agreement to assume the defense of all claims or counts of such Claim. After giving such notice of assumption, the Indemnitor shall not be liable under this Agreement for any legal or other expenses subsequently incurred by the Indemnified Party in connection with such defense but the Indemnitor shall be responsible for all such expenses incurred by the Indemnified Party in connection with the Claim prior to such assumption. Notwithstanding the foregoing, any Indemnified Party shall be entitled to conduct its own defense at the cost and expense of the Indemnitor if the Indemnified Party can establish, by reasonable evidence, that the conduct of its defense by the Indemnitor would reasonably be likely to prejudice the Indemnified Party due to the nature of any claims or counterclaims presented or by virtue of a conflict between the interest of the Indemnified Party and the Indemnitor, and provided further that in any event the Indemnified Party may participate in such defense at its own expense. Counsel selected by the Indemnitor or by the Indemnified Party to defend any Claim shall be subject to the reasonable approval of the other party. If the Indemnitor fails to assume the defense of any such Claim as provided above within a reasonable time (which shall be such period of time as will not, in the judgment of the Indemnified Party, result in prejudice to the rights of the Indemnified Party) after due notice has been given of a Claim, then until such time as the Indemnitor shall make such assumption, the Indemnified Party shall have the right to prosecute and conduct its own defense by counsel of its choice, and in connection therewith shall have full right to conduct the defense thereof and to enter into any compromise or settlement thereof without the consent of the Indemnitor. Such defense shall be at the cost and expense of the Indemnitor if the Indemnitor subsequently assumes such defense as provided above, or if it is subsequently determined that the Indemnitor is or was obligated to defend or indemnify the Indemnified Party with respect to such Claim. The Indemnitor shall not, without the prior written consent of the Indemnified Party, consent to the terms of any compromise or settlement of any Claim or litigation defended by the Indemnitor in accordance herewith (other than terms related solely to the payment of money damages and only after the Indemnitor has furnished the Indemnified Party with such evidence as the Indemnified Party may reasonably request of the Indemnitor's capacity to pay promptly the amount of such money damages at such times as provided in the compromise or settlement) which consent will not be unreasonably withheld or delayed in circumstances where compromise or settlement would not adversely affect the Indemnified Party. The Indemnitor shall not, except with the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any compromise or settlement of an action or portion of an action relating to the Indemnified Party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release in respect of such Claim or litigation.

                           If the Indemnitor chooses to defend any Claim, the
Indemnified Party shall cooperate with the Indemnitor and make available to the Indemnitor any personnel or any books, records or other documents within its control that are necessary or appropriate for such defense. The Indemnitor shall pay the Indemnified Party's actual out-of-pocket expenses incurred in connection with such cooperation.

                           8.5 Limitations on Seller's Liability. Other than for
claims made by Buyer pursuant to Section 8.3 above which shall have no limitations, (i) Seller shall not be liable hereunder for Indemnified Losses pursuant to Section 8.1 sustained by or assessed against Buyer or for the Inventory Reserve Amount determined pursuant to Section 9.1 until the aggregate of such Indemnified Losses and said Inventory Reserve Amount exceeds the "Basket Amount", at which time Seller shall be liable for all Indemnified Losses, including those comprising the Basket Amount, and thereafter (ii) Seller's aggregate liability for all such Indemnified Losses and said Inventory Reserve Amount shall not exceed US$1,750,000. As used above, the term "Basket Amount" shall mean US$100,000.

                           8.6 Limitations on Buyer's Liability. (i) Buyer shall
not be liable hereunder for Indemnified Losses pursuant to Section 8.2 sustained by or assessed against Seller until the aggregate of such Indemnified Losses exceeds the "Basket Amount" at which time Buyer shall be liable for all Indemnified Losses, including those comprising the Basket Amount, and thereafter
(ii) Buyer's aggregate liability for all such Indemnified Losses shall not exceed US$1,750,000. As used in this Section, the term "Basket Amount" shall mean US$100,000.

                           8.7 Exclusive Remedy. The rights of Buyer under this
Section 8 and Section 9 shall be the exclusive remedy of Buyer with respect to claims based upon a breach or alleged breach of the representations and warranties of Seller contained herein or otherwise made hereunder. The rights of Seller under this Section 8 shall be the exclusive remedy of

Seller with respect to claims based upon a breach or alleged breach of the representations and warranties of Buyer contained herein or otherwise made hereunder.

                           8.8 Subrogation. To the extent that an Indemnitor
reimburses an Indemnified Party for any Indemnified Loss sustained by such Indemnified Party, such Indemnitor shall be subrogated to all rights, claims and causes of action the Indemnified Party may have against insurers with respect to any insurance policy held by the Indemnified Party which may cover such Indemnified Loss, including without limitation claims brought under title policies, if permitted by such policies of insurance.

                  9. Buyer Promissory Note; Inventory Reserve Amount.

                           9.1 Buyer Promissory Note. As part of the Purchase
Price hereunder, Buyer shall issue its promissory note to Seller, in the form attached hereto as Exhibit A, in the principal amount of US$1,750,000 (the "Note"). In order to secure and ensure payment of Seller's obligations under
Section 8 and Section 9.2 hereof, Buyer shall have the right to offset any amounts due to it under said Section 8 and Section 9.2 against the amounts due to Seller as specified herein and under the terms of the Note. The Note shall be guaranteed by the Company and each Subsidiary pursuant to guarantees in form and substance satisfactory to Seller.

                           9.2 Inventory Reserve Amount. As of the Closing Date,
Buyer shall cause Buyer's independent public accountant to physically observe and determine the Recorded Inventory Cost of the Bandy Inventory (each as defined in the Inventory Reserve Policy attached as Schedule 9.2 hereto), and to prepare an agreed upon procedures report setting forth a costed inventory detailed on a part number basis ("Closing Inventory"). Buyer shall cause to be prepared a determination of an amount to be taken as a reserve against the Bandy Inventory (as defined in Schedule 9.2) as of a date which is the last day of the calendar month and is at least twenty-two (22) months after the Closing Date (the "Inventory Adjustment Date"), pursuant to the Inventory Reserve Policy attached as Schedule 9.2 hereto (such reserve amount, the "Inventory Reserve Amount"). The Inventory Reserve Amount shall be computed by analyzing sales, by part number, occurring from the Closing Date through the Inventory Adjustment Date (using a first-in, first-out methodology), comparing such sales to the Closing Inventory, and applying the provisions of the Inventory Reserve Policy. Such Inventory Reserve Amount shall be prepared by Buyer's independent public accountant, which shall cause its report and determination of said Inventory Reserve Amount to be delivered to Buyer and Seller within thirty (30) days after the Inventory Adjustment Date. Within thirty (30) days after its receipt of said determination, Seller shall notify Buyer of its agreement or disagreement with Buyer's determination of the Inventory Reserve Amount. If Seller agrees with said determination, then Buyer will be entitled to offset said amount against the Note, subject to the procedures and limitations set forth in Section 8.5 hereof. If Seller disputes the determination of the Inventory Reserve Amount, the Seller shall have the right to cause its own independent public accountant to review the report of Buyer's accountant and the related determination of the Inventory Reserve Amount. Buyer and Buyer's accountants shall give to Seller and its accountant access to the books and records of the Company and the Subsidiaries, and to the work papers of Buyer's accountant. Seller's accountant shall complete its review within thirty (30) days after the date upon which Seller disputed Buyer's determination of the Inventory Reserve Amount. If after such review by

Seller, Seller still disagrees with Buyer's determination of the Inventory Reserve Amount, the parties shall jointly select a neutral independent public accountant to conduct a review of each party's determination of the Inventory Reserve Amount, and resolve the dispute within forty-five (45) days by choosing between the parties' respective determinations. The neutral accountant's determination shall be binding on all parties hereto. The fees and expenses of the neutral accountant shall be borne one-half by Buyer and one-half by Seller, and otherwise each party shall bear its own expenses in connection with the foregoing procedures. The final Inventory Reserve Amount, determined in accordance with the foregoing, shall be due from Seller to Buyer, and may be offset against amounts due Seller under the Note under the terms specified in the Note.


                  10. Termination.

                           10.1 Termination Events. Subject to the provisions of
Section 10.2 below, this Agreement may be terminated by written notice given at or prior to the Closing in the manner hereinafter provided:

                           10.1.1 by mutual consent of Buyer and Seller; or

                           10.1.2 by Buyer or Seller if any court of competent
jurisdiction in the United States or other United States governmental body or any foreign governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                           10.1.3 by Buyer pursuant to Section 5.4 hereof;

                           10.1.4 by Buyer pursuant to Section 5.3.2 hereof; or

                           10.1.5 by either Buyer or Seller if the Closing shall
not have occurred, on or before July 15, 1997; provided, however, that Seller shall not be permitted to terminate this Agreement pursuant to this Section
10.1.5 until July 31, 1997 if the Buyer used its reasonable efforts to obtain SEC approval of the proxy statement described in Section 7.1.12 hereof and that it shall obtain all necessary shareholder approval of the transaction contemplated herein and/or otherwise be in a position to close the transaction contemplated hereby on or before July 31, 1997.

                  10.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties hereunder shall terminate, except that the provisions of this Section 10.2,
Section 6.4, Section 6.5 and Section 10 shall survive and continue in full force and effect. Nothing in this Section 10.2 shall relieve any party from liability for any willful breach of its obligations under this Agreement prior to the termination hereof. Any election made pursuant to Section 10.1 shall be merely an election to terminate the Agreement and shall not be deemed to be an election of remedies.

                  11. General Provisions.

                           11.1 Interest. Each party hereto hereby agrees to pay
any other party
hereto interest at a variable rate per annum equal to the prime rate of interest as quoted in the "Money Rates" or similar column of the Wall Street Journal, as such rate may change from time to time, on any amounts required to be paid hereunder from and after the date upon which such payment becomes due and payable and continuing until paid in full, together with accrued but unpaid interest, whether before or after judgment. Each party further agrees to pay interest to any other party hereto, at said prime rate of interest, on all amounts due for any damages incurred by such party, based on the breach of each party's obligations under this Agreement, as the case may be, whether before or after judgment. Damages shall begin bearing interest as of the date such breach occurs. Interest shall be paid as agreed above even if the damages are unliquidated, uncertain, or not capable of being made certain by calculation.

                           11.2 Expenses. Subject to Section 11.7 below, (i)
Seller shall pay its, the Company's and each Subsidiary's legal, accounting, out-of-pocket and other costs and expenses incident to this Agreement and the transactions contemplated thereby, and (ii) Buyer shall pay its legal, accounting, out-of-pocket and other costs and expenses incident to this Agreement and the transactions contemplated thereby; provided, however, that (x) the Company shall be responsible for the payment of up to $13,250 in accounting fees charged by Coopers & Lybrand LLP in connection with assisting the Company and the Subsidiaries in the preparation of the Schedules hereto and the Unaudited Balance Sheet, and (y) none of the parties hereto will be responsible for any costs and expenses of the Company or any Subsidiary incurred on behalf of or for the benefit of the "Management Group," as that term is understood between Buyer and Seller.

                           11.3 Further Assurances. Each party will, upon
request of another party, from time to time after the Closing, execute and deliver, and use its reasonable best efforts to cause other persons to execute and deliver all such further documents and instruments, and will do or use its reasonable best efforts of cause to be done such other acts, as such other party may reasonably request more completely to consummate and make effective the contemplated transactions.

                           11.4 Notices. Notices and other communications
provided for herein shall be in writing (including wire, telex, telecopy or similar writing) and shall be sent, delivered, telexed, or telecopied to:

         Seller:  Kleinert Industrie Holding AG
                  c/o Schweizerische Treuhandgesellschaft
                  Coopers & Lybrand AG
                  Spitalgasse 2
                  Postfach - CH-3001 Bern
                  Switzerland
                  Attention:  Mr. Robert Bodmer, Chairman
                  Voice: 011.41.31.326.7225
                  Fax:   011.41.31.326.7399

         with copies to: Coopers & Lybrand Securities LLC
                  2400 Eleven Penn Center
                  Philadelphia, PA 19103

                  Attention:  Mr. Charles Johnson
                  Voice:  215.963.8869
                  Fax:    215.963.3530


                  Brown Raysman Millstein
                    Felder & Steiner LLP
                  11th Floor
                  1925 Century Park East
                  Los Angeles, CA 90067
                  Attention:  John G. Petrovich, Esq.
                  Voice: 310.789.2100
                  Fax:   310.789.2129

                           and

                  Morrison & Foerster
                  555 West Fifth Street, Suite 3500
                  Los Angeles, CA 90013
                  Attention:  Donald I. Berger, Esq.
                  Voice: 213.892.5200
                  Fax:   213.892.5454

         Buyer:            KII Acquisition Corporation
                  c/o Mentmore Holdings Corp.
                  1430 Broadway Avenue, 13th Floor
                  New York, New York 10018
                  Attention: Mr. William L. Remley

                  Voice: 212.391.1392
                  Fax:   212.391.1393

         with copies to:   Mentmore Holdings Corporation
                  1430 Broadway Avenue, 13th Floor
                  New York, New York 10018
                  Attention: Michael D. Schenker, General Counsel
                  Voice: 212.391.1392
                  Fax:   212.391.1393

                  Kelley, McCann & Livingstone
                  35th Floor, BP America Building
                  200 Public Square
                  Cleveland, Ohio 44114-2302
                  Attention: Bruce L. Waterhouse, Jr., Esq.
                  Voice: 216.241.3141
                  Fax:   216.241.3707

                           11.5 Assignment. This Agreement shall not be
assignable by any party without the prior written consent of the other parties; provided, however, that Buyer will have the right to assign this Agreement to Mentmore Holdings Corporation, one of its affiliates, or any company having substantially the same officers or directors of Mentmore Holdings Corporation, if the shareholder approval contemplated by
Section 7.1.12 shall not have been obtained or shall not be expected to be obtained. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless expressly so stated to the contrary.

                           11.6 Venue. Buyer and Seller agree, pursuant to
Section 5-1402 of the New York General Obligations Law, that all actions or proceedings arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement shall be litigated, only in courts having a situs within the County of New York, State of New York. Seller hereby consents and submits to the jurisdiction of any local, state or federal Court located within said County and State. Seller hereby irrevocably appoints and designates CT Corporation System, having an address at 1633 Broadway, New York, NY 10019, as their duly authorized agent for service of legal process and agree that service of such process upon such agent shall constitute personal service of process upon Seller. In the event service is undeliverable because such agent moves or ceases to do business, Seller shall, within ten (10) days after Buyer's request, appoint a substitute agent on their behalf and within such period notify Buyer of such appointment. If such substitute agent is not timely appointed, Buyer shall, in its sole discretion, have the right to designate a substitute agent upon five (5) days notice to Seller.

                           11.7 Attorneys' Fees and Litigation Costs. If any
legal action is brought for the enforcement of the Agreement, or attorneys are hired because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover his, its or their reasonable attorneys' fees and other costs incurred in such arbitration proceeding or other legal action, in addition to any other relief to which he, it or they may be entitled, whether before or after judgment, including any appeal.

                           11.8 Time is of the Essence. Time is of the essence
in respect to all provisions of this Agreement in which a definite time for performance is specified, provided, however, that the foregoing shall not be construed to limit or deprive a party of the benefit of any grace or use period provided for in this Agreement.

                           11.9 Accounting Terms. All accounting terms not
specifically defined herein shall be construed in accordance with GAAP consistently applied.

                           11.10 Entire Agreement. This Agreement and the
schedules, exhibits and certificates specifically referred to herein or required to be delivered pursuant to the terms hereof represent the entire agreement of the parties hereto with respect to the subject matter hereof superseding all prior agreements, understandings, discussions, negotiations and commitments of any kind, including without limitation the Letter of Intent between Orion Acquisition Corp. II, Mentmore Holdings Corp. and Seller dated March 13, 1997, as amended to the date hereof. This Agreement may not be amended or supplemented, nor may any rights hereunder be waived, except in a writing signed by each of the parties.

                           11.11 Section Headings. The section headings in this
Agreement are included for convenience only, are not a part of this Agreement and shall not be used in construing it.

                           11.12 Severability. In the event that any provision
or any part of any provision of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part hereof.

                           11.13 Counterparts. This Agreement may be executed in
one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           11.14 Governing Law. The validity, interpretation,
enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above mentioned.

                          Seller:  KLEINERT INDUSTRIE HOLDING AG, a
                                   Swiss corporation

                                   By: /s/ Robert Bodmer
                                      -----------------------------------------

                                   Name & Title: Robert Bodmer
                                                 Chairman

                                   By: /s/ Hans Leonz Notter
                                      -----------------------------------------

                                   Name & Title: Hans Leonz Notter
                                                 ------------------------------
                                                 Member of the Board
                                                 ------------------------------

                          Company: KLEINERT INDUSTRIES, INC., a California
                                   corporation

                                   By: /s/ Bradley C. Call
                                      -----------------------------------------

                                   Name & Title: Bradley C. Call
                                                 ------------------------------
                                                 Chairman and CEO
                                                 ------------------------------

                          Buyer:   KII ACQUISITION CORP., a Delaware
                                   corporation

                                   By: /s/ William L. Remley
                                      -----------------------------------------

                                   Name & Title: William L. Remley
                                                 ------------------------------
                                                 Vice Chairman
                                                 ------------------------------

                                    Exhibit A

US$1,750,000                                             Los Angeles, California
                                                                   June __, 1997

                                 PROMISSORY NOTE

         FOR VALUE RECEIVED, the undersigned, a Delaware corporation (hereinafter called the "Maker"), hereby promises to pay to the order of KLEINERT INDUSTRIE HOLDING AG, a corporation organized under the laws of Switzerland ("Kleinert") at [____________], or at such other address as shall be designated from time to time by Kleinert, the sum of ONE MILLION SEVEN HUNDRED FIFTY THOUSAND and NO/100ths UNITED STATES DOLLARS (US$1,750,000) on the second anniversary of the date hereof, in immediately available funds, and to pay interest annually on the Adjusted Principal Balance (as hereinafter defined) in like funds at said address at the rate of eight per cent (8%) per annum. Unless otherwise defined herein, capitalized terms in this Note shall have the same meaning given them in that certain Stock Purchase Agreement (the "Agreement"), dated May ___, 1997 by and among Maker, Kleinert and Kleinert Industries, Inc., a California corporation.

                  The principal balance of this Note shall be reduced by the amount of: (a) all payments and losses for which Maker is entitled to indemnification under Section 8 of the Agreement at the time the same are made or suffered, and (b) effective as of the date hereof for purposes of interest Payable hereunder, the credit against the Purchase Price to which Buyer is entitled pursuant to Section 9.2 of the Agreement. The principal balance as same may be reduced from time to time hereunder shall constitute the "Adjusted Principal Balance." If the aggregate of all such payments, losses and credits exceeds the original principal balance hereof, then the interest accrued hereunder shall be reduced by the amount by which such payments, losses and credits exceeded the original principal balance, and any previously paid interest which should not have been paid or accrued pursuant to this provision shall be refunded.

                  If Maker wishes to make a claim for an adjustment to the Purchase Price pursuant to Section 9.2 of the Agreement, the procedures for such claim, and the resolution of any disputes with respect thereto, shall be as specified in said Section 9.2. If Maker wishes to make a claim that Kleinert is liable to Maker by reason of Section 8.1 of the Agreement, Maker shall serve a notice of such claim upon Kleinert. Such notice shall explain the claim and shall state the amount of claimed damages and a reasonably detailed explanation thereof, including such supporting materials as Maker may then have in its possession. Within a thirty (30) day period following the delivery of said notice, Kleinert shall send a notice to Maker as to its agreement or disagreement with Maker's claim. If Kleinert agrees with such claim, then the outstanding principal amount of this Note shall be reduced as contemplated by clause (a) of the immediately preceding paragraph. If Kleinert objects to such claim, Maker's ultimate entitlement to reduce the principal amount of this Note as contemplated by said clause (a) shall only be determined by (a) an agreement in writing executed by Maker and Kleinert, or (b) a final judgment of a court of competent jurisdiction, as to which the time for appeal form such judgment shall have expired and no appeal shall be pending.

         Any claim under Section 8.1 or Section 9.2 to which Kleinert objects or with which Kleinert disagrees shall become a "Disputed Claim" hereunder. Any Disputed Claim (including accrued but unpaid interest on the amount thereof) which has not been resolved in accordance with the foregoing or the provisions of Section 9.2 of the Agreement, as applicable, at the stated maturity of this Note shall not then be due and payable, but rather shall continue to remain outstanding hereunder in accordance herewith until such Disputed Claim shall have been so resolved. Notwithstanding the foregoing, the excess, if any, of the Adjusted Principal Balance over the amount of the Disputed Claim on the stated maturity date (said excess, the "Undisputed Amount"), together with accrued but unpaid interest on said Undisputed Amount, shall be due and payable upon such stated maturity date in accordance with the provisions of this Note.

                  The Maker promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the same rate provided above.

                  The Maker hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance. The unenforceability or invalidity of any one or more provisions of this Note shall not render any other provision herein contained unenforceable or invalid.

                  The interest on this Note shall be paid without deduction of any income, withholding or other tax of any kind imposed by the United States or any state or local jurisdiction therein, unless required by law.

                  Kleinert represents and warrants to Maker, its officers, directors, stockholders, agents, employees, affiliates and associates (under United States tax and securities laws) as follows: (a) that it is not (i) a citizen, resident (under U.S. tax or immigration laws) or domestic entity of the United States of America and is not a corporation, partnership or trust created, organized or controlled by such persons, (ii) a controlled foreign corporation, foreign personal holding company, passive foreign investment company with any U.S. shareholders, foreign partnership with U.S. partners, U.S. grantor trust with any U.S. beneficiaries, or foreign estate with U.S. distributees, as all of those terms are understood under the United States Internal Revenue Code of 1986, as amended (the "Code"); and that it is acquiring this Note for investment, for its own account and not for resale to any such person, and (b) it is not a foreign individual or entity engaged in a U.S. trade or business to which any income or gain from this Note is effectively connected. Holder agrees to execute and deliver a Forms W-8, 1001 and 8306 (and any updates thereto) in connection herewith.

                  This Note shall only be transferable to a person who can properly make the representations and comply with the restrictions set forth in the previous paragraph. Any transfer of this Note (including any rights to any principal and/or Interest represented by this Note) shall only be effective and binding as to any person (including the Maker and/or payee hereof) upon (i)

delivery of written agreement by the transferee to comply with all the provisions of this Note, (ii) consent of the Maker and/or payee hereof, and
(iii) registration of such transfer of the books and records of Maker at the
office of the Maker,                                                           ,
accompanied by a written instrument of transfer in form satisfactory to the Maker, duly executed by the payee hereof or its attorney duly authorized in writing by the payee. This Note may not be transferred or assigned in any other way and is specifically not transferable by negotiation. This Note is only issuable in registered form and is intended to be in registered form as defined in Treas. Reg. ss.5(f).103-1(c).

                  This Note shall be construed under the laws of the State of California, without regard to its conflicts of laws principles. This Note shall be entitled to the benefits of the respective Guarantees of the Company and each of its Subsidiaries (as such terms are defined in the Agreement).

                       KII ACQUISITION CORPORATION,
                       a Delaware corporation

                       By:
                          ---------------------------------
                       Title:
                             ------------------------------